Exhibit 2.1

Dated 25 October 2011

The Several Persons Named in Part 1 of Schedule 1

(collectively, “Sellers”)

and

Hain Frozen Foods UK Limited

(“Purchaser”)

and

The Hain Celestial Group, Inc.

(“Guarantor”)

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of the entire

issued share capital of

S DANIELS PLC and

INTERNATIONAL CUISINE LIMITED

ALLEN & GLEDHILL LLP ONE MARINA BOULEVARD #28-00 SINGAPORE 018989

This Agreement is made on 25 October 2011 between:

(1)	The Several Persons named in Part 1 of Schedule 1 (collectively, the “Sellers”);

(2)	Hain Frozen Foods UK Limited (company registration number: 05830615) (the “Purchaser”), a company incorporated in the United Kingdom whose registered office is at Masters House 107 Hammersmith Road, London W14 0QH, United Kingdom; and

(3)	The Hain Celestial Group, Inc. (the “Guarantor”), a company incorporated in the United States of America whose registered office is at 58 South Service Road, Suite 250, Melville, New York, 1147-2342, United States of America.

Whereas:

(A)	S Daniels plc (company registration number: 00391765) (“S Daniels”) is a public limited company incorporated in England and Wales. S Daniels has, at the date of this Agreement, an issued share capital of GBP 8,361,339.35 consisting of the S Daniels Shares (as defined below). Further particulars of S Daniels are set out in section 1 of Part 2 of Schedule 1.

(B)	International Cuisine Limited (company registration number: 02246864) (“International Cuisine”) is a private limited company incorporated in England and Wales. International Cuisine has, at the date of this Agreement, an issued share capital of GBP 1,620,774 consisting of the International Cuisine Shares (as defined below). Further particulars of International Cuisine are set out in section 1 of Part 3 of Schedule 1.

(C)	The Sellers are collectively the legal and beneficial owners of the S Daniels Shares and the International Cuisine Shares.

(D)	The Sellers have agreed to collectively sell the Shares (as defined below) to the Purchaser and the Purchaser has agreed to purchase the Shares, for the Consideration (as defined below) and upon the terms and subject to the conditions set out in the Operative Documents (as defined below).

(E)	The Guarantor is the ultimate holding company of the Purchaser and has agreed to guarantee the performance of the obligations of the Purchaser under the Operative Documents.

IT IS AGREED as follows:

1.	Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

“2012 Actual EBITDA” means the EBITDA of S Daniels, the S Daniels Subsidiaries, International Cuisine and the International Cuisine Subsidiaries (in aggregate) for the 2012 Deferred Consideration Period, as determined from the 2012 Deferred Consideration Accounts and in the form set out in Part 2 of Schedule 12;

“2012 Deferred Consideration” shall have the meaning set out in Clause 6.1.1;

“2012 Deferred Consideration Accounts” means the 2012 ICL Deferred Consideration Accounts and the 2012 S Daniels Deferred Consideration Accounts;

“2012 Deferred Consideration Period” means the period commencing on 1 April 2011 and ending on 31 March 2012;

“2012 Excess EBITDA” means the 2012 Actual EBITDA LESS the EBITDA Target;

“2012 Forecast EBITDA” means the Forecast EBITDA for the 2012 Deferred Consideration Period;

“2012 ICL Deferred Consideration Accounts” shall have the meaning set out in Clause 6.2.1;

“2012 Management Forecast” means the forecasted EBITDA of S Daniels, the S Daniels Subsidiaries, International Cuisine and the International Cuisine Subsidiaries (in aggregate) for the 2012 Deferred Consideration comprising the line items and the amounts set out in the last column of Part 2 of Schedule 12;

“2012 S Daniels Deferred Consideration Accounts” shall have the meaning set out in Clause 6.2.1;

“2013 Actual EBITDA” means the EBITDA of S Daniels, the S Daniels Subsidiaries, International Cuisine and the International Cuisine Subsidiaries (in aggregate) for the 2013 Deferred Consideration Period, as determined from the 2013 Deferred Consideration Accounts and in the form set out in Part 2 of Schedule 12;

“2013 Deferred Consideration” shall have the meaning set out in Clause 6.1.2;

“2013 Deferred Consideration Accounts” means the 2013 ICL Deferred Consideration Accounts and the 2013 S Daniels Deferred Consideration Accounts;

“2013 Deferred Consideration Period” means the period commencing on 1 April 2012 and ending on 31 March 2013;

“2013 Excess EBITDA” means the 2013 Actual EBITDA LESS the EBITDA Target;

“2013 Forecast EBITDA” means the Forecast EBITDA for the 2013 Deferred Consideration Period;

“2013 ICL Deferred Consideration Accounts” shall have the meaning set out in Clause 6.2.2;

“2013 Management Forecast” means the forecasted EBITDA of S Daniels, the S Daniels Subsidiaries, International Cuisine and the International Cuisine Subsidiaries (in aggregate) for the 2013 Deferred Consideration comprising the line items and the amounts set out in the last column of Part 2 of Schedule 12;

“2013 S Daniels Deferred Consideration Accounts” shall have the meaning set out in Clause 6.2.2;

“Accounts” means (i) the draft audited accounts of International Cuisine for the 12 month period ended on the Accounts Date, comprising its directors’ and auditors’ reports, income statement, statement of other comprehensive income, statement of changes in equity, balance sheet, statement of cash flows and related notes; (ii) the audited accounts of each of the International Cuisine Subsidiaries for the 12 months ended 31 December 2009 comprising its directors’ and auditors’ reports, profit and loss accounts, balance sheet, and related notes; (iii) the consolidated audited group accounts of S Daniels for the 12 month period ended on the Accounts Date, comprising its directors’ and auditors’ reports, group income statement, statement of other comprehensive income, group statement of changes in equity, group and company balance sheets, group statement of cash flows and related notes; and (iv) the audited accounts of Daniels Chilled Foods Limited and Farmhouse Fare Limited for the 12 months ended 31 March 2010, comprising their directors’ and auditors’ reports, income statement, statement of other comprehensive income, statement of changes in equity, balance sheet, statement of cash flows and related notes, the particulars of which are set out as part of the Data Room Information under Part 02.01 (Statutory Accounts) of the Data Room Index in the Data Room;

“Accounts Date” means 31 March 2011;

“Assets” means all assets used or held by any Group Company material to the business of such Group Company, other than the Properties but including the fixtures at the Properties;

“Authority” means any supra-national, national or sub-national authority, commission, department, agency, regulator, regulatory body, court, tribunal or arbitrator in any jurisdiction;

“Balance Sheet Adjustment” shall have the meaning set out in paragraph 4 of Part 1 of Schedule 9;

“Borrowings” means borrowings or indebtedness in the nature of borrowing of any Group Company in the form of (a) loans and bank overdrafts; (b) any derivative transaction entered into in connection with protection against or benefit from fluctuation in interest rates and/or currency exchange; and (c) amounts owed or raised by any Group Company having the commercial effect of borrowing, other than trade credit in the ordinary and usual course of any Group Company’s business;

“Business” means the business carried on by the Group Companies as at the Completion Date or during the 12 months ending on the Completion Date;

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which commercial banks are generally open in Singapore, New York and the United Kingdom for the transaction of normal banking business;

“Business Intellectual Property” means all rights and interests in Intellectual Property which at or immediately before the date of this Agreement are used in relation to the Business;

“Cash” means cash in hand, cash in transit and cash at the bank;

“Companies” means collectively S Daniels and International Cuisine;

“Competing Business” means any business which competes with the Business;

“Completion” means the completion of the sale of the Shares pursuant to Clauses 4.1, 4.2 and 4.3 of this Agreement;

“Completion Accounts” means collectively the S Daniels Completion Accounts and the International Cuisine Completion Accounts;

“Completion Bank Account” shall have the meaning set out in Clause 4.3;

“Completion Consideration” means collectively the S Daniels Tranche 1 Completion Consideration, the S Daniels Tranche 2 Completion Consideration, the International Cuisine Tranche 1 Completion Consideration and the International Cuisine Tranche 2 Completion Consideration;

“Completion Date” means the date of this Agreement (or such other date as may be agreed in writing between the Parties);

“Completion Reporting Accountants” means a firm of public accountants of international repute practising in United Kingdom independent of the Sellers and of the Purchaser to be agreed in writing by the Purchaser and the Sellers within seven days of a written notice by one to the other requiring such agreement, or failing such agreement to be nominated on the application of either of them by or on behalf of the Chairman for the time being of the London Institute of Chartered Accountants;

“Confidentiality Undertaking” means the Confidentiality Undertaking dated 22 July 2011 and executed by the Guarantor in favour of Singapore Food Industries Pte. Ltd.;

“Confidential Information” means all and any information which would reasonably be regarded as confidential and which relates to the business, trading or financial or other affairs of any Group Company (including information relating to the products or services, processes and operations of any Group Company, its customer, client and supplier lists, price lists, contractual arrangements, market opportunities, plans and intentions, developments, data, results, inventions (whether patentable or not), know how (including manufacturing processes and product recipes), show how, trade secrets, forecasts, analyses, evaluations, research methodologies, technical or business information, personnel and other matters concerning the business, trading or financial or other affairs of, or relating to any Group Company or its customers, clients or other persons having dealings with it), whether such information is oral, in writing, electronic or other form, whether tangible or otherwise or marked in writing as “confidential”, and all and any information which has been or may be derived or obtained from any such information, which is in the possession of or within the knowledge of the Sellers, as at Completion;

“Consideration” means collectively the S Daniels Consideration and the International Cuisine Consideration, as adjusted in accordance with Clauses 5 and 6;

“CTA 2009” means the Corporation Tax Act 2009 (U.K.), 2009, c.4;

“CTA 2010” means the Corporation Tax Act 2010 (U.K.), 2010, c. 4;

“Customer” means any person who at any time during the period of 12 months ending on the Completion Date was a customer of any Group Company;

“Data Room” means the data room containing documents and information relating to the Group Companies made available by the Sellers in an electronic data room managed by Imprima, the contents of which are listed in the Data Room Index;

“Data Room Index” means the electronic data room index setting out the list of documents disclosed in the Data Room, as set out in Schedule 8;

“Data Room Information” means all information disclosed in each document in the Data Room as identified in the Data Room Index;

“Deferred Consideration” shall have the meaning set out in Clause 6.1;

“Deferred Consideration Period” means the period commencing on the Completion Date and ending on the earlier of:

(i)	31 March 2013; and

(ii)	the date on which the aggregate Deferred Consideration paid or payable to the Sellers in accordance with the terms of this Agreement is equivalent to the Maximum Deferred Consideration;

“Deferred Reporting Accountants” means a firm of public accountants of international repute practising in the United Kingdom independent of the Sellers and of the Purchaser to be agreed in writing by the Purchaser and the Sellers within seven days of a written notice by one to the other requiring such agreement, or failing such agreement to be nominated on the application of either of them by or on behalf of the Chairman for the time being of the London Institute of Chartered Accountants;

“Disclosed” means disclosed to the Purchaser, the Guarantor and/or (to the extent applicable) their respective directors, employees, officers, affiliates, representatives (including financial advisers, attorneys and accountants) and/or agents, and/or directors, partners and/or employees of their representatives, agents and/or potential finance providers and/or their advisers who have accessed the Data Room, in or by means of the Disclosure Letter and/or the Data Room Information, with sufficient particulars so as to enable the Purchaser to identify the nature, scope and effect of the matter or thing disclosed;

“Disclosure Letter” means the disclosure letter of even date with this Agreement to be prepared by the Sellers, disclosing information constituting exceptions to the Sellers’ Warranties (other than the Specified Warranty);

“Disposed Business” shall have the meaning set out in Clause 7.2;

“Dispute” means any dispute or civil, criminal, regulatory or administrative action, claim, proceeding, suit, investigation, arbitration or any form of alternative dispute resolution;

“EBITDA” means earnings before interest, tax, depreciation and amortisation as derived from the prepared accounts (or where the context requires, the forecast figures) of the relevant Group Company or Group Companies in accordance with this Agreement;

“EBITDA Target” means the aggregate of GBP 19.245 million, subject to such adjustments as may be agreed or determined in accordance with Clause 7;

“Encumbrance” means any claim, charge, mortgage, lien, option, deposit by way of security, bill of sale, equity, power of sale, assignment (contingent or otherwise), hypothecation, retention of title, right to acquire, right of pre-emption, right of first refusal or an agreement, arrangement or obligation to create any of the foregoing or any other similar form of security or interest in favour of a third party;

“EUR” means the official currency of the eurozone;

“FA” followed by a year means the Finance Act (U.K.) of that year;

“Financial Due Diligence Addendum Report” means the financial due diligence addendum report dated 23 September 2011 and produced by KPMG Services Pte Ltd.;

“Forecast EBITDA” means earnings before interest, tax, depreciation and amortisation of the Group Company(ies) excluding that attributable to the Disposed Business, as determined in accordance with Schedule 10;

“Freehold Properties” means the Properties set out in Part 1 of Schedule 2;

“Fundamental Warranties” means any of the General Warranties in (i) Clause 8.4 (ii) paragraphs 1.1.1 to 1.1.7 of Schedule 4 (The Shares and the Group Companies) and (iii) paragraphs 11.1 and 11.2 of Schedule 4 (Insolvency, etc);

“General Warranties” means the warranties and representations given by the Sellers set out under Clauses 8.1 and 8.4 and Schedule 4 (other than the Tax Warranties) and “General Warranty” means any one of them;

“Great Britain Pounds” and the sign “GBP” or “£” mean the lawful currency of the United Kingdom;

“Group” means the Group Companies, taken as a whole;

“Group Companies” means collectively S Daniels, the S Daniels Subsidiaries, International Cuisine and the International Cuisine Subsidiaries and “Group Company” means any one of them;

“Group Confidential Information” means all and any information which would reasonably be regarded as confidential and which relates to the business, trading or financial or other affairs of any Group Company (including information relating to the products or services, processes and operations of any Group Company, its customer, client and supplier lists, price lists, contractual arrangements, market opportunities, plans and intentions, developments, data, results, inventions (whether patentable or not), know how (including manufacturing processes and product recipes), show how, trade secrets, forecasts, analyses, evaluations, research methodologies, technical or business information, personnel and other matters concerning the business, trading or financial or other affairs of, or relating to any Group Company or its customers, clients or other persons having dealings with it), whether such information is oral, in writing, electronic or other form, whether tangible or otherwise or marked in writing as “confidential”, and all and any information which has been or may be derived or obtained from any such information;

“Group Relief” means any of the following:

(i)	any amount eligible for surrender by way of group relief under Part 5 CTA 2010;

(ii)	any eligible unrelieved foreign tax which may be surrendered in accordance with The Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001 (SI 2001/1163); or

(iii)	any refund of Tax eligible to be surrendered or claimed under section 963 CTA 2010;

“GST” means Goods and Services Tax as set out in the Goods and Services Act, Cap 117A of Singapore;

“Insolvency Event” means in respect of a person, any one or more of the following:

(i)	a resolution is passed for that person’s winding-up (other than for the purpose of and followed by a solvent reconstruction or amalgamation) or a meeting is summoned by it to pass any such resolution;

(ii)	a petition for a winding-up order is presented against that person;

(iii)	a liquidator, receiver, administrative receiver, administrator, compulsory manager or similar officer is appointed in respect of that person or over all or any part of that person’s property, assets or undertaking;

(iv)	the person makes a proposal for or enters into a composition, compromise, assignment, arrangement or moratorium with any creditor or group of creditors;

(v)	that person is or becomes insolvent or is or admits it is unable to pay its debts as they fall due or a moratorium is declared in respect of any of its indebtedness or that person suspends making payments on any of its debts by reason of actual or anticipated financial difficulties or commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(vi)	any attachment, sequestration, distress, execution or other process or enforcement is levied upon the whole or a substantial part of that person’s assets; or

(vii)	any analogous procedure in any jurisdiction;

“Intellectual Property” means patents, trade marks, service marks, trade names, domain names (including sub-domain names), business names, brand names, logos, get-up, goodwill, design rights, copyrights and database rights and other intellectual property rights including, where such rights are obtained or enhanced by registration, any registration of such rights;

“International Cuisine Completion Accounts” shall have the meaning set out in Clause 5.1;

“International Cuisine Consideration” shall have the meaning set out in Clause 3.1.2;

“International Cuisine Deferred Consideration” means the proportion of Deferred Consideration attributable to the International Cuisine Shares being seven per cent. of such Deferred Consideration paid, if any;

“International Cuisine Shares” means 1,620,774 ordinary shares of £1.00 each, being the entire issued share capital of International Cuisine;

“International Cuisine Subsidiaries” means the subsidiaries of International Cuisine listed in section 2 of Part 3 of Schedule 1 and “International Cuisine Subsidiary” means any one of them;

“International Cuisine Tranche 1 Completion Consideration” means GBP 10 million;

“International Cuisine Tranche 2 Completion Consideration” means GBP 140,000;

“Judgment” means any judgment, order, decree, award, demand, ruling, injunction or decision from any Authority;

“Law” shall have the meaning set out in Clause 11.5.1(i);

Leasehold Properties” means the Properties set out in Part 2 of Schedule 2;

“Licences” means licences, certificates, consents, exemptions, permits, registrations, authorisations, permissions and/or approvals (excluding any licenses relating to Intellectual Property);

“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“Management Accounts” means the unaudited management accounts relating to each Group Company drawn up to the Relevant Management Accounts Date, the particulars of which are set out as part of the Data Room Information under Part 11.02.01 (Management Accounts) of the Data Room Index in the Data Room;

“Maximum Deferred Consideration” means the aggregate sum of GBP 13 million;

“Operative Documents” means collectively:

(i)	this Agreement and the Disclosure Letter;

(ii)	the Confidentiality Undertaking;

(iii)	the Tax Deed of Covenant; and

(iv)	the Process Letters;

“Parent Undertaking” means the undertaking of even date entered into by SATS Ltd. in favour of the Purchaser in the form set out in Schedule 11;

“Parties” means the parties to this Agreement, and “Party” means any one of them;

“Payment” shall have the meaning set out in Clause 1.13;

“Payment Account Details” means, in relation to any payment to be made under or pursuant to this Agreement, the name, account number, sort code, account location and other details specified by the payee and necessary to effect payment (whether by cheque, banker’s draft, telegraphic or other electronic means of transfer) to the payee;

“Payment Obligation’ shall have the meaning set out in Clause 1.13;

“Policies” means all insurance policies for the benefit of any of the Group Companies (including any active historic policies which provide cover on an occurrence basis) but shall exclude the directors’ and officers’ group liability insurance maintained by the Sellers’ Group, which shall cease to apply to the Group Companies on Completion;

“Potential Customer” means any person who at any time during the period of 12 months ending on the Completion Date was negotiating with any member of the Sellers’ Group or any Group Company with a view to that person becoming a customer of any Group Company;

“Previous Accounts” means the audited financial statements as at and for the two consecutive financial years ended on 31 March 2010 of each Group Company;

“Process Letters” means collectively the Process Letter (Stage 1) and the Process Letter (Stage 2), which were circulated by the Sellers’ Financial Adviser to the Guarantor on 22 July 2011 and 15 August 2011 respectively;

“Proforma Consultation Reporting Accountants” means a firm of public accountants of international repute practising in the United Kingdom independent of the Sellers and of the Purchaser to be agreed in writing by the Purchaser and the Sellers within seven days of a written notice by one to the other requiring such agreement, or failing such agreement to be nominated on the application of either of them by or on behalf of the Chairman for the time being of the London Institute of Chartered Accountants;

“Properties” means the properties set out in Part 1, Part 2 and Part 3 of Schedule 2 and “Property” means any one of them;

“Purchaser’s Group” means (prior to the Completion Date) the Guarantor and its related corporations from time to time (including the Purchaser and for the avoidance of doubt excluding the Group), and (on or after the Completion Date) the Guarantor and its related corporations from time to time (including the Purchaser and the Group) and references to “any member of the Purchaser’s Group” shall be to any one of them;

“Relevant Employees” means those employees of the Group Companies who are immediately prior to Completion employed in the Group and “Relevant Employee” means any one of them;

“Relevant Management Accounts Date” means 30 September 2011;

“Relevant Provisions” means Clause 11 (Confidentiality) and Clause 13 (Restrictive Covenants);

“Relief” has the meaning given to it in the Tax Deed of Covenant;

“Restricted Name” means

(i)	any name or names identical or confusingly similar to “S Daniels”, “International Cuisine”, “Daniels Chilled Foods”, “Farmhouse Fare”, “The New Covent Garden Food Company”, “Sun-Ripe”, “Johnson’s”, “Get Fresh”, “Love Tub”, “Johnson’s Fresh Products”, “Johnson’s Freshly Squeezed Juice” or “Johnson’s Juice Co”; and

(ii)	the trade or service marks, business or domain names, or design logos set out in the Appendix;

“Restricted Period” means the period commencing on the Completion Date and ending on the date falling 24 months thereafter;

“Retention Plan Indemnity” shall have the meaning set out in Clause 8.6;

“S Daniels Completion Accounts” shall have the meaning set out in Clause 5.1;

“S Daniels Consideration” shall have the meaning set out in Clause 3.1.1;

“S Daniels Tranche 1 Completion Consideration” means GBP 139 million;

“S Daniels Tranche 2 Completion Consideration” means GBP 1.86 million;

“S Daniels Deferred Consideration” means the proportion of the Deferred Consideration attributable to the S Daniels Shares, being 93 per cent. of such Deferred Consideration paid, if any;

“S Daniels Shares” means 167,226,787 ordinary shares of £0.05 each, being the entire issued share capital of S Daniels;

“S Daniels Subsidiaries” means the subsidiaries of S Daniels listed in section 2 of Part 2 of Schedule 1 and “S Daniels Subsidiary” means any one of them;

“Secondary Tax Liabilities” means any Tax Liability (as defined in the Tax Deed of Covenant), which arises by reference to any of the Events referred to in Clause 2.2 of the Tax Deed of Covenant;

“Sellers’ Confidential Information” means all and any information which would reasonably be regarded as confidential and which relates to the business, trading or financial or other affairs of any Seller (including information relating to the products or services, processes and operations of any Seller, its customer, client and supplier lists, price lists, contractual arrangements, market opportunities, plans and intentions, developments, data, results, inventions (whether patentable or not), know how (including manufacturing processes and product recipes), show how, trade secrets, forecasts, analyses, evaluations, research methodologies, technical or business information, personnel and other matters concerning the business, trading or financial or other affairs of, or relating to any Seller or its customers, clients or other persons having dealings with it), whether such information is oral, in writing, electronic or other form, whether tangible or otherwise or marked in writing as “confidential”, and all and any information which has been or may be derived or obtained from any such information;

“Sellers’ Due Diligence Reports” means collectively (i) the financial due diligence report prepared by KPMG Services Pte Ltd. dated 12 August 2011, as supplemented by financial due diligence addendum prepared by KPMG Services Pte Ltd. dated 23 September 2011; and (ii) the legal due diligence report prepared by Slaughter and May dated 24 August 2011;

“Sellers’ Financial Adviser” means HSBC Bank plc, a company incorporated under the laws of England and Wales and having its registered office at 8 Canada Square London E14 5HQ, United Kingdom;

“Sellers’ Group” means the Sellers and their related corporations from time to time and references to “any member of the Sellers’ Group” shall be to any of them;

“Sellers’ Pension Schemes” means a designated stakeholder pension scheme provided by Standard Life, the Daniels Chilled Foods Group Personal Pension Scheme provided by Standard Life, the New Covent Garden Soup Company Pension Scheme and the other personal pension schemes to which the Group Companies contribute in respect of their employees, from time to time;

“Sellers’ Warranties” means the General Warranties and the Tax Warranties and “Sellers’ Warranty” means any one of them;

“Senior Employees” means, collectively, the following employees of the Group:

(a)	Rob Burnett, Chief Executive Officer;

(b)	Mike Cassidy, Group Sales Director;

(c)	Nigel Parrot, Group Marketing Director;

(d)	Stacey Howe, Group Product Development Director;

(e)	Nadine Maggi, Group HR Director;

(f)	Jeremy Hudson, Group Finance Director;

(g)	Alison Robertson, Group Technical Director; and

(h)	Tom Weldon, Site Operations Director;

“Senior Management Retention Plan” means the retention plan entered into by the Group with the persons stated in, and in respect of the amounts in, the letter dated 25 October 2011 which was provided by the Sellers to the Purchaser;

“SGX-ST” means Singapore Exchange Securities Trading Limited;

“Shares” means collectively the S Daniels Shares and the International Cuisine Shares;

“Specified Warranty” means the General Warranty in Clause 8.4;

“Subsidiaries” means collectively the S Daniels Subsidiaries and the International Cuisine Subsidiaries;

“Swissco Indemnity” means the indemnity given by the Sellers in favour of the Purchaser in Clause 8.5;

“Taxation” or “Tax” has the meaning given to that expression in the Tax Deed of Covenant;

“Tax Authority” means any taxing, revenue or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Tax Deed of Covenant” means the deed of covenant against Taxation to be entered into between the Sellers and the Purchaser on Completion, in the form set out in Schedule 7;

“Tax Warranties” means the warranties given by the Sellers in relation to Tax in paragraph 10 of Schedule 4 and “Tax Warranty” means any one of them;

“Tenanted Properties” means the Properties set out in Part 3 of Schedule 2;

“Tranche 1 Completion Consideration” means collectively the S Daniels Tranche 1 Completion Consideration and the International Cuisine Tranche 1 Completion Consideration;

“Tranche 2 Completion Consideration” means collectively the S Daniels Tranche 2 Completion Consideration and the International Cuisine Tranche 2 Completion Consideration;

“VAT” means value added tax as provided for in EC, Council Directive 2006/112/EC and charged in accordance with the provisions of VATA 1994; and

“VATA 1994” means the Value Added Tax Act 1994 (U.K.), 1994, c. 23.

1.2	Modification etc. of Statutes

References to a statute or statutory provision include:

1.2.1	that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement;

1.2.2	any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which that statute or provision has directly or indirectly replaced; and

1.2.3	any subsidiary or subordinate legislation made from time to time under that statute or statutory provision which is in force at the date of this Agreement, except to the extent that any statute, statutory provision or subsidiary or subordinate legislation made or enacted after the date of this Agreement would create or increase a liability of a Party under this Agreement.

1.3	Singular, Plural, Gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.4	References to Persons and Companies

References to:

1.4.1	a person include any company, limited liability partnership, partnership, business trust or unincorporated association (whether or not having separate legal personality); and

1.4.2	a company shall include any company, corporation or any body corporate, wherever incorporated.

1.5	References to Subsidiaries and Related Corporations

1.5.1	A corporation shall be deemed to be a subsidiary of another corporation if:

(i)	that other corporation:

(a)	controls the composition of the board of directors of the first-mentioned corporation;

(b)	controls more than half of the voting power of the first-mentioned corporation; or

(c)	holds more than half of the issued share capital of the first-mentioned corporation (excluding any part thereof which consists of non-voting preference shares and treasury shares); or

(ii)	the first-mentioned corporation is a subsidiary of any corporation which is that other corporation’s subsidiary.

1.5.2	Where a corporation:

(i)	is the holding company of another corporation;

(ii)	is a subsidiary of another corporation; or

(iii)	is a subsidiary of the holding company of another corporation,

that first-mentioned corporation and that other corporation shall be deemed to be related corporations and related to each other.

1.6	Control

The word “control” (including its correlative meanings, “controlled by”, “controlling” and “under common control with”) shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than 50 per cent. of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

1.7	Accounts

Any reference to “accounts” shall mean, where applicable, the directors’ and auditors’ reports and relevant balance sheets, profit and loss accounts, income statements, statements of other comprehensive income, statements of change in equity, statements of cash flows and related notes together with all documents which are or would be required by law to be annexed to the accounts of the company concerned to be laid before that company in general meeting in respect of the accounting reference period in question.

1.8	Schedules etc.

References to this Agreement shall include any Recitals and Schedules and Appendices to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs, sections and Parts are to paragraphs, sections and Parts of the Schedules or Appendices.

1.9	Headings

Headings shall be ignored in interpreting this Agreement.

1.10	Legal Terms

References to any Singapore legal term shall, in respect of any jurisdiction other than Singapore, be construed as references to the term or concept, which most nearly corresponds to it in that jurisdiction.

1.11	Timing

Any thing or obligation to be done under this Agreement which requires or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

1.12	Charges, Costs and Expenses

References to “charges”, “costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT or GST comprised in such charges, costs or expenses for which either that person or if relevant, any other member of the VAT or GST group to which that person belongs, is entitled to credit as input tax.

1.13	After-Tax Basis

Any indemnity or covenant to pay (the “Payment Obligation”) being given on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

1.13.1	any Tax required to be deducted or withheld from the Payment;

1.13.2	the amount and timing of any additional Tax which becomes payable by the recipient of the Payment as a result of the Payment being subject to Tax in the hands of the recipient of the Payment; and

1.13.3	the amount and timing of any Tax benefit which is obtained by the recipient of the Payment to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation or to the receipt of the Payment,

(which amount and timing is to be determined by the auditors of the recipient at the shared expense of the Parties and is to be certified as such to the Party making the Payment), the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred.

1.14	Time

In this Agreement, any time of day or date is to that time or date in the United Kingdom.

2.	Agreement to Sell the Shares

2.1	On and subject to the terms of this Agreement, the Sellers (each as to those of the Shares specified against its name in columns (2) and (4) of Part 1 of Schedule 1) agree to sell, and the Purchaser agrees to purchase, the Shares, free from Encumbrances and together with all rights and advantages attaching to them as at Completion (including the right to receive all dividends or distributions declared, made or paid on or after the Accounts Date).

2.2	The Sellers hereby waive the pre-emption rights on transfer set out in the articles of association of International Cuisine in respect of the transfer of the International Cuisine Shares to the Purchaser.

3.	Consideration

3.1	Amount

3.1.1	The aggregate consideration for the purchase of the S Daniels Shares under this Agreement (the “S Daniels Consideration”) shall be an amount in cash equal to:

(i)	the S Daniels Tranche 1 Completion Consideration (subject to adjustment as provided in Clause 5) which shall be apportioned among the Sellers as set out against their names in column (3) of Part 1 of Schedule 1 and paid in cash by the Purchaser to the Sellers on Completion, in accordance with Clause 3.2 and Clause 4.3;

(ii)	the S Daniels Tranche 2 Completion Consideration (subject to adjustment as provided in Clause 5) which shall be apportioned among the Sellers as set out against their names in column (3) of Part 1 of Schedule 1 and paid in cash by the Purchaser to the Sellers (subject to the set off in Clause 5.3) in accordance with Clause 3.2 and Clause 5.3; and

(iii)	the S Daniels Deferred Consideration (if any) which shall be apportioned among the Sellers in the proportion as set out against their names in column (6) of Part 1 of Schedule 1 and paid in cash by the Purchaser to the Sellers in accordance with Clauses 3.2 and 6.3.

3.1.2	The aggregate consideration for the purchase of the International Cuisine Shares under this Agreement (the “International Cuisine Consideration”) shall be an amount in cash equal to:

(i)	the International Cuisine Tranche 1 Completion Consideration (subject to adjustment as provided in Clause 5) which shall be apportioned among the Sellers as set out against their names in column (5) of Part 1 of Schedule 1 and paid in cash by the Purchaser to the Sellers on Completion, in accordance with Clause 3.2 and Clause 4.3;

(ii)	the International Cuisine Tranche 2 Completion Consideration (subject to adjustment as provided in Clause 5) which shall be apportioned among the Sellers as set out against their names in column (5) of Part 1 of Schedule 1 and paid in cash by the Purchaser to the Sellers (subject to the set off in Clause 5.3), in accordance with Clause 3.2 and Clause 5.3; and

(iii)	the International Cuisine Deferred Consideration (if any) which shall be apportioned among the Sellers in the proportion as set out against their name in column (7) of Part 1 of Schedule 1 and paid in cash by the Purchaser to the Sellers in accordance with Clauses 3.2 and 6.3.

3.2	Method of Payment

Wherever in this Agreement provision is made for the payment by one Party to another, such payment shall be effected by crediting for same day value the account specified in the Payment Account Details of the Party entitled to the payment by way of telegraphic transfer on or before the due date for payment. Payment of such sum shall be a good discharge by the payer of its obligation to make such payment and the payer shall not be obliged to see to the application of the Consideration as between the relevant Sellers (in the case of a payment by the Purchaser). For the avoidance of doubt, payment shall be deemed effected only upon the actual receipt of the funds into the account specified in the Payment Account Details of the Party entitled to the payment or as the Parties may otherwise agree. For the avoidance of doubt, the Parties hereby agree that payment of the Tranche 1 Completion Consideration shall be deemed effected upon the delivery by the Purchaser to the Sellers’ Financial Adviser of a form MT103 issued by The Royal Bank of Scotland as the originating bank to credit for same day value an amount equal to the Tranche 1 Completion Consideration to the Completion Bank Account. For the avoidance of doubt, all bank charges of the originating bank in relation to the said payment are to be borne by the Purchaser.

3.3	Adjustment of Consideration

Any payment made by any Party under this Agreement shall (so far as is possible) be treated as an adjustment of the Consideration paid by the Purchaser for the Shares under this Agreement to the extent of the payment. The apportionment of Consideration is without prejudice to the liability of the Sellers under this Agreement, which liability shall be on a joint and several basis unless otherwise specified.

4.	Completion

4.1	Date and Place

Completion shall take place on the Completion Date at the offices of Slaughter and May at One Bunhill Row, London EC1Y 8YY, United Kingdom (or at such other place as the Sellers and the Purchaser may agree in writing), when all (but not some only) of the businesses and events described in Clauses 4.2 and 4.3 shall be performed contemporaneously.

4.2	Completion Events

On Completion, the Sellers and the Purchaser shall comply with their respective obligations specified in Schedule 3. The completion of the sale and purchase of the Shares shall take place contemporaneously and nothing in this Agreement shall oblige the Parties to complete the sale and purchase of the S Daniels Shares if the completion of the sale and purchase of the International Cuisine Shares does not take place at the same time (and vice versa).

4.3	Payment on Completion

On Completion, the Purchaser shall pay the Tranche 1 Completion Consideration in GBP to the Sellers in the proportion set out against their respective names in columns (3) and (5) of Part 1 of Schedule 1 and in the manner set out in Clause 3.2 to the bank account of SATS Ltd. (the “Completion Bank Account”), details of which are set out below, and the Parties hereby acknowledge and agree that the payment by the Purchaser to SATS Ltd. of the Tranche 1 Completion Consideration into the Completion Bank Account in the manner set out in Clause 3.2 shall constitute full and final satisfaction of the payment by the Purchaser to the Sellers of the Tranche 1 Completion Consideration:

4.4	The Purchaser shall procure and ensure that S Daniels shall, within five Business Days of the Purchaser being registered as the legal holder of the Shares, notify the Environment Agency in England and Wales and any successors in title from time to time of the change in the corporate structure of S Daniels arising from the Completion of the sale and purchase of the Shares.

5.	Post-Completion Adjustments and Tranche 2 Consideration

5.1	Completion Accounts

The Purchaser shall procure that there shall, in accordance with Schedule 9, be drawn up (i) a consolidated balance sheet of S Daniels and the S Daniels Subsidiaries (the “S Daniels Completion Accounts”); and (ii) a balance sheet of International Cuisine and a balance sheet of each of the International Cuisine Subsidiaries (the “International Cuisine Completion Accounts”), as at 21 October 2011 in the form and manner set out in Schedule 9, together with the computation of the Balance Sheet Adjustment in the form set out in Schedule 9.

5.2	Determination of Completion Accounts

5.2.1	The S Daniels Completion Accounts, the International Cuisine Completion Accounts and the computation of the Balance Sheet Adjustment as agreed or determined pursuant to paragraph 3 of Part 1 of Schedule 9:

(i)	shall constitute the Completion Accounts for the purposes of this Agreement; and

(ii)	shall be final and binding on the Parties.

5.2.2	The Balance Sheet Adjustment shall be derived from the Completion Accounts in the manner set out in paragraph 4 of Part 1 of Schedule 9.

5.2.3	The Parties acknowledge that based solely on information available to the Parties as at Completion, and subject to the determination of the Balance Sheet Adjustment in accordance with Clause 5.2.1, the Balance Sheet Adjustment is reasonably expected to be a deficiency of approximately GBP 2 million.

5.3	Adjustment to Consideration and Payment of Tranche 2 Completion Consideration

If the Balance Sheet Adjustment (as adjusted by the Completion Reporting Accountants (if applicable)) is:

5.3.1	zero, the Purchaser shall pay the Sellers the Tranche 2 Completion Consideration;

5.3.2	greater than zero, then the Purchasers shall pay the Sellers (i) an amount equal to such excess; and (ii) the Tranche 2 Completion Consideration;

5.3.3	less than zero, then the Sellers shall pay the Purchaser an amount equal to such deficiency subject to a right of set off that the Purchaser shall exercise against the Tranche 2 Completion Consideration to be paid by the Purchaser to the Sellers. Accordingly,

(i)	where the deficiency is less than the Tranche 2 Completion Consideration, the Purchaser shall pay the Sellers the Tranche 2 Completion Consideration LESS such deficiency; and

(ii)	where the deficiency is more than the Tranche 2 Completion Consideration, the Sellers shall pay the Purchaser such deficiency LESS the Tranche 2 Completion Consideration,

such payment to be in GBP, within 14 days of either the Completion Accounts becoming final and binding under paragraph 3.3 of Part 1 of Schedule 9 or the determination of the Completion Reporting Accountants being made pursuant to paragraph 3.5 of Part 1 of Schedule 9. An illustration of the adjustments to consideration and the payment of Tranche 2 Completion Consideration is set out in paragraph 5 of Part 1 of Schedule 9.

6.	Deferred Consideration

6.1	Deferred Consideration Amount

The Sellers shall be paid additional consideration (collectively, the “Deferred Consideration”) for the Shares by the Purchaser, which shall be calculated as follows:

6.1.1	an amount equivalent to three times 2012 Excess EBITDA (the “2012 Deferred Consideration”) provided that:

(i)	if the 2012 Excess EBITDA is zero or negative, the 2012 Deferred Consideration shall be zero; and

(ii)	if the 2012 Deferred Consideration is equal to or exceeds the Maximum Deferred Consideration, the 2012 Deferred Consideration shall be equivalent to the Maximum Deferred Consideration; and

6.1.2	an amount equivalent to three times the 2013 Excess EBITDA LESS the 2012 Deferred Consideration (if any) (the “2013 Deferred Consideration”) provided that:

(i)	if the 2013 Excess EBITDA is zero or negative, the 2013 Deferred Consideration shall be zero;

(ii)	if the 2012 Deferred Consideration is equivalent to the Maximum Deferred Consideration, the 2013 Deferred Consideration shall be zero; and

(iii)	if the sum of the 2012 Deferred Consideration and the 2013 Deferred Consideration (disregarding this sub-clause) exceeds the Maximum Deferred Consideration, the 2013 Deferred Consideration shall be the Maximum Deferred Consideration LESS the 2012 Deferred Consideration (if any),

Provided Always that in the event the 2012 Deferred Consideration is zero or negative, no monies are payable by the Purchaser to the Sellers in respect of the 2012 Deferred Consideration and if the 2013 Deferred Consideration is zero or negative, no monies shall be payable by the Purchaser to the Sellers for the 2013 Deferred Consideration (as the case may be). For the avoidance of doubt, the Sellers are fully entitled to the 2012 Deferred Consideration irrespective of whether the EBITDA Target is met for the 2013 Deferred Consideration Period and there shall be no clawback of 2012 Deferred Consideration paid or payable.

6.2	Deferred Consideration Accounts

6.2.1	The Purchaser shall procure that there shall, in accordance with Schedule 12, be drawn up:

(i)	the financial statements of International Cuisine and each of the International Cuisine Subsidiaries for the 2012 Deferred Consideration Period (“2012 ICL Deferred Consideration Accounts”) comprising an income statement, statement of other comprehensive income, statement of changes in equity, balance sheet, statement of cash flows and related notes to them; and

(ii)	the consolidated financial statements of S Daniels and the S Daniels Subsidiaries for the 2012 Deferred Consideration Period (the “2012 S Daniels Deferred Consideration Accounts”), comprising an income statement, statement of other comprehensive income, statement of changes in equity, balance sheet, statement of cash flows and related notes to them, together with a computation of 2012 Actual EBITDA in the form set out in Part 2 of Schedule 12.

6.2.2	In the event the 2012 Deferred Consideration is less than the Maximum Deferred Consideration, the Purchaser shall procure that there shall in accordance with Schedule 12, be drawn up:

(i)	the financial statements of International Cuisine and each of the International Subsidiaries for the 2013 Deferred Consideration Period (“2013 ICL Deferred Consideration Accounts”) comprising an income statement, statement of other comprehensive income, statement of changes in equity, balance sheet, statement of cash flows and related notes to them; and

(ii)	the consolidated financial statements of S Daniels and the S Daniels Subsidiaries for the 2013 Deferred Consideration Period (the “2013 S Daniels Deferred Consideration Accounts”), comprising an income statement, statement of other comprehensive income, statement of changes in equity, balance sheet, statement of cash flows and related notes to them, together with a computation of 2013 Actual EBITDA in the form set out in Part 2 of Schedule 12.

6.2.3	The 2012 Deferred Consideration Accounts and the 2013 Deferred Consideration Accounts and the respective computation of 2012 Actual EBITDA and 2013 Actual EBITDA as agreed or determined pursuant to paragraph 4 of Part 1 of Schedule 12:

(i)	shall constitute the 2012 Deferred Consideration Accounts and the 2013 Deferred Consideration Accounts and the 2012 Actual EBITDA and 2013 Actual EBITDA for the purposes of this Agreement; and

(ii)	shall be final and binding on the Parties.

6.3	Payment of Deferred Consideration

6.3.1	The Parties shall procure that the 2012 Deferred Consideration (if any) shall be paid by the Purchaser to the Sellers in GBP within 10 Business Days of the 2012 Actual EBITDA being agreed or determined in accordance with Schedule 12.

6.3.2	The Parties shall procure that the 2013 Deferred Consideration (if any) shall be paid by the Purchaser to the Sellers in GBP within 10 Business Days of the 2013 Actual EBITDA being agreed or determined in accordance with Schedule 12.

6.4	For the avoidance of doubt, the Purchaser shall not be obliged to pay to the Sellers Deferred Consideration for an amount exceeding the Maximum Deferred Consideration under any circumstances.

6.5	The Parties acknowledge and agree that notwithstanding anything in Schedule 12 and for the purposes of calculating the 2012 Actual EBITDA and 2013 Actual EBITDA respectively, any identifiable material costs incurred outside the ordinary course of business and payable to third parties by any Group Company during the 2012 Deferred Consideration Period or 2013 Deferred Consideration Period (as the case may be), where the primary intent or effect is to generate revenue or reduce operating costs after the expiry of the Deferred Consideration Period shall be excluded to the extent that they are over and above the level of any associated revenue generated or reduction in costs that falls within the Deferred Consideration Period.

7.	Conduct of Business During the Deferred Consideration Period

7.1	The Purchaser undertakes with each of the Sellers that during the Deferred Consideration Period, the Purchaser shall procure and ensure that the Group Companies shall, provide the Sellers with a summary accounts relating to their EBITDA (comprising the income statement and balance sheet) for each quarter commencing from 1 October 2011, no later than 60 days after the expiry of each quarter, which summary shall be provided on a confidential basis and prepared in good faith on the basis of information available to such Group Company but shall not be deemed to be conclusive of the EBITDA for such quarter.

7.2	The Purchaser shall not, and shall procure and ensure that, during the Deferred Consideration Period no member of the Purchaser’s Group shall:

7.2.1	dispose an interest in, whether singly or in aggregate over a number of transactions, more than 50 per cent. of the voting rights of any Group Company or agree to do any of the foregoing; or

7.2.2	dispose an interest in, whether singly or over a number of transactions within a financial year, such revenue generating part of the business of the Group which is projected in the 2012 Management Forecast to account for more than GBP 192,450 of EBITDA for a financial year;

(such disposed portion hereinafter referred to as the “Disposed Business”),

in each case, without the written agreement of the Sellers as to the adjustments to be made to the EBITDA Target or, failing such agreement after 14 Business Days from the first consultation with the Sellers (the “First Consultation Date”), such adjustments as may be determined in accordance with Clauses 7.4 to 7.5. For the avoidance of doubt, the Purchaser may, in its discretion, proceed with and complete the disposal referred to in Clauses 7.2.1 and 7.2.2 before finalising the adjustments to EBITDA Target in accordance with this Agreement but shall give notice to the Sellers in any event no later than five Business Days after the said disposal for the purposes of obtaining the written agreement of the Sellers to the adjustments to be made.

The Purchaser shall provide the Sellers with reasonably sufficient particulars and accurate details of any disposal of such revenue generating part of the business of any Group Company which is projected in the 2012 Management Forecast to account for less than GBP 192,450 of EBITDA for a financial year.

7.3	The Purchaser agrees that it will, and it shall procure that the members of the Purchaser’s Group (including the Group Companies) will:

7.3.1	not knowingly and/or deliberately transfer, direct, divert elsewhere any orders and/or enquiries for products available from any Group Company;

7.3.2	act in good faith at all times and/or not, otherwise knowingly take and/or omit to take any action primarily and/or deliberately intended to reduce the 2012 Actual EBITDA and/or the 2013 Actual EBITDA;

7.3.3	during the Deferred Consideration Period, not initiate any solvent winding up of any Group Company (save in respect of Brash Brothers Limited, Bilash Foods Limited, All Square Foods Ltd., Cresset Limited, Swissco Manufacturing Limited and Get Fresh Foods Limited);

7.3.4	during the Deferred Consideration Period, use its reasonable endeavours to procure and ensure that each Group Company will be maintained as a going concern (save in respect of Brash Brothers Limited, Bilash Foods Limited, All Square Foods Ltd., Cresset Limited, Swissco Manufacturing Limited and Get Fresh Foods Limited); and

7.3.5	during the Deferred Consideration Period, not solicit or endeavour to entice away, offer employment to, transfer or offer to conclude any contract for services with any of the Senior Employees which would cause such Senior Employee to reduce his roles and/or responsibilities in relation to, or otherwise cease to have charge of, his/her scope of operations within the Group Companies as at Completion save where such Senior Employee ceases to be employed due to (i) his/her voluntary resignation from employment; or (ii) termination of employment for fraud, dishonesty, gross misconduct or any other reason giving rise to a valid ground for summary dismissal in accordance with the terms of his/her employment agreement, and, in respect of Clauses 7.3.1, 7.3.3 and 7.3.5, without the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed).

7.4	The Parties acknowledge that the EBITDA Target is derived from the numbers in the 2012 Management Forecast. In the event of a disposal referred to in Clause 7.2, the EBITDA Target for the 2012 Deferred Consideration Period and/or the 2013 Deferred Consideration Period (as the case may be) will be reduced so as to exclude (on a pro-rata basis having regard to the date of disposal within the financial year) such proportion of the EBITDA in the 2012 Management Forecast which was attributed to the Disposed Business. In the event that the Purchaser and the Sellers fail to agree as to the adjustment to be made to the EBITDA Target after 14 Business Days from the First Consultation Date pursuant to Clause 7.2, the Purchaser shall (i) draw up the computation of the 2012 Forecast EBITDA and the 2013 Forecast EBITDA if the disposal takes place within the 2012 Deferred Consideration Period; or (ii) the 2013 Forecast EBITDA only, if the disposal takes place within the 2013 Deferred Consideration Period (each, the “Proforma Consultation Accounts”) in the form and manner set out in Schedule 10.

7.5	The Proforma Consultation Accounts and computation of the 2012 Forecast EBITDA and/or 2013 Forecast EBITDA as agreed or determined pursuant to paragraph 3 of Part 1 of Schedule 10 shall be final and binding on the Parties.

7.6	If the 2012 Forecast EBITDA and/or 2013 Forecast EBITDA as derived from the Proforma Consultation Accounts (as adjusted by the Proforma Consultation Reporting Accountants) is less than the EBITDA Target, the Parties agree that the EBITDA Target shall be decreased by such deficiency respectively. For the avoidance of doubt, the EBITDA Target shall not be increased above GBP 19.245 million under this Clause 7.6.

8.	Warranties

8.1	The Sellers’ Warranties

8.1.1	Subject to Clauses 8.3 and 9, the Sellers jointly and severally warrant and represent to the Purchaser that each of the statements set out in Schedule 4 are true and accurate in all respects as at the date of this Agreement.

8.1.2	Any Sellers’ Warranty qualified by the expression “to the best of the Sellers’ knowledge, information and belief” or “so far as the Sellers are aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of the Senior Employees.

8.1.3	Each of the Sellers’ Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or interference from the terms of any other Sellers’ Warranty.

8.1.4	Neither the Sellers’ Warranties, nor any rights or remedies in respect of them, shall in any respect be extinguished or affected by Completion.

8.2	The Purchaser’s Warranties

The Purchaser hereby warrants and represents to each of the Sellers as at the date of this Agreement in the terms set out in Schedule 5.

8.3	Sellers’ Disclosures

Each of the Purchaser and the Guarantor acknowledges and agrees that:

8.3.1	except where specifically warranted, the Sellers take no responsibility for:

(i)	any inaccuracies in any part of the Data Room Information;

(ii)	any opinion which may have been expressed or any forecast or other forward looking statements which may have been made by any person in the Data Room Information; and

(iii)	any information or opinion given to the Purchaser, the Guarantor, any member of the Purchaser’s Group and/or any of its officers, employees, agents and/or advisers pursuant to, arising from, in connection with or in relation to the Confidentiality Undertaking; and

8.3.2	the Sellers’ Warranties are given as at the date of this Agreement and shall be qualified to the extent that the matter or thing giving rise to a claim for breach of any Sellers’ Warranties is Disclosed, save that no disclosure shall qualify or limit the Purchaser’s rights in respect of a breach of the Specified Warranty.

8.4	Authority and Capacity of the Sellers

Each Seller further severally warrants and undertakes to and with and, in respect of Clause 8.4.5, covenants to the Purchaser (as to itself) that on the date of this Agreement:

8.4.1	Incorporation

It is a company duly incorporated and validly existing under the laws of Singapore.

8.4.2	Authority to Enter into this Agreement etc.

It has the legal right and full power and authority to enter into and perform this Agreement and any other Operative Document to which it is a party, which when executed will constitute its valid and binding obligations, in accordance with their respective terms.

8.4.3	No Breach

The execution and delivery of, and the performance by it of its obligations under, this Agreement and any other Operative Document to which it is a party will not and are not likely to:

(i)	result in a breach of any provision of its memorandum or articles of association; or

(ii)	result in a breach of, or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under, any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it or any of its assets is bound.

8.4.4	Insolvency

No Insolvency Event has occurred in relation to it and there are no circumstances that may give rise to an Insolvency Event.

8.4.5	Ownership of Shares

It will, on Completion, be legally and beneficially entitled to or is otherwise able and has the right to transfer the Shares specified against its name in columns (2) and (4) of Part 1 of Schedule 1 to the Purchaser under this Agreement and such Shares are or will on Completion be free from any Encumbrances whatsoever.

8.5	Sellers’ Undertaking

In the event that:

8.5.1	the sale of any asset by (i) Swissco Limited within two years prior to the commencement of its liquidation; or (ii) Cresset Limited within two years prior to the date of this Agreement, is voided by a court of competent jurisdiction; or

8.5.2	any of the proceeds of a sale referred to in Clause 8.5.1 paid over to a Group Company are ordered to be returned or paid over by such Group Company to Swissco Limited or a party which is not a Group Company by a court of competent jurisdiction; or

8.5.3	a pooling or contribution order is made by a court of competent jurisdiction for Swissco Limited to be wound up together with Cresset Limited and/or Swissco Manufacturing Limited,

the Sellers hereby undertake to indemnify the Purchaser for an amount not exceeding EUR 3 million in the aggregate against any Losses incurred by the Group as a whole arising from the events set out in Clauses 8.5.1 and/or 8.5.2 and/or 8.5.3 and the Purchaser shall have the benefit of this indemnity in this Clause 8.5 for itself and as trustee for the Group as a whole.

8.6	Senior Management Retention Plan

The Sellers hereby further undertake to indemnify on demand the Purchaser for all liabilities in relation to remuneration, compensation, incentive, sum, or emoluments (and including all Tax and employer national insurance payable thereon) due under the Senior Management Retention Plan for an aggregate amount of up to GBP750,000 in accordance with the terms of the Senior Management Retention Plan plus any associated legal costs and expenses reasonably incurred by the Group arising from or in connection with any claims made by persons under the Senior Management Retention Plan (the “Retention Plan Indemnity”). The Purchaser shall have the benefit of this indemnity in this Clause 8.6 for itself and as trustee for the Group as a whole. The Purchaser will provide such information as may be reasonably requested by the Sellers for the purposes of determining whether an employee has complied with the terms of the Senior Management Retention Plan.

9.	Limitation of Sellers’ Liability

Unless otherwise stated, the provisions of Schedule 6 shall apply under this Agreement.

10.	Claims

10.1	Notification of Potential Claims

If any member of the Purchaser’s Group, any of their respective directors, officers, employees or the Senior Employees or their direct replacements become aware of any fact, matter or circumstance which gives rise to a claim against any of the Sellers under or in connection with this Agreement (including the Sellers’ Warranties but excluding the Tax Warranties), the Purchaser shall as soon as reasonably practicable and in any event within 30 days of such member of the Purchaser’s Group, any of its directors, officers, employees or the Senior Employees or their direct replacements becoming so aware, give a notice in writing to the Sellers setting out such information as is available to such member of the Purchaser’s Group, its directors, officers, employees or the Senior Employees or their direct replacements as is reasonably necessary to enable the Sellers to assess the merits of the claim, to act to preserve evidence and to make such provision as the Sellers may consider necessary provided that failure to give notice within such period shall not affect the rights of the Purchaser to make a claim under the Agreement.

10.2	Notification of Claims under this Agreement

Notices of claims under this Agreement (other than a claim under the Tax Warranties) shall be given by the Purchaser to the Sellers, specifying, if practicable, an estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event).

10.3	Commencement of Proceedings

Any claim notified pursuant to Clause 10.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn from the later of (a) twelve months after the notice is given pursuant to Clause 10.2; or (b) in the case of any contingent liability, twelve months after such contingent liability becomes an actual liability and is due and payable, unless legal proceedings in respect of it (i) have been commenced by being both issued and served and (ii) are being and continue to be pursued; or (c) twelve months after the date on which the aggregate amount of all claims in respect of a breach under the General Warranties (other than the Fundamental Warranties) exceeds the amount referred to in paragraph 2.2 of Schedule 6 of this Agreement.

10.4	Investigation by the Sellers

In connection with any matter or circumstance that may give rise to a claim against the Sellers under this Agreement (excluding any claim under the Tax Warranties and/or under the Tax Deed of Covenant):

10.4.1	the Purchaser shall, subject to not waiving legal privilege of the Purchaser or any Group Company, allow, and shall procure and ensure that the relevant Group Company allows the Sellers and its financial, accounting and/or legal advisers to conduct due and proper investigations into the matter or circumstance alleged to give rise to a claim and whether and to what extent any amount is payable in respect of such claim; and

10.4.2	the Purchaser shall, subject to not waiving legal privilege of the Purchaser or any Group Company, disclose to the Sellers all information of which the Purchaser is aware which relates to the claim and/or that the Sellers reasonably request, and shall procure and ensure that any other relevant members of the Purchaser’s Group shall give all such information and reasonable assistance, together with access to premises and personnel (during usual business hours or at other times by prior arrangement, all subject to not less than 24 hours’ notice), and the right to examine and copy or photograph any assets, accounts, documents and records, as the Sellers or its financial, accounting or legal advisers may reasonably request subject to the Sellers agreeing in such form as the Purchaser may reasonably require to keep all such information confidential and to use it only for the purpose of investigating or otherwise defending, resisting or compromising the claim in question, but in each case:

(i)	subject to the Sellers reimbursing the Purchaser and each Group Company for all reasonable costs and expenses incurred by them in complying with their obligations under Clauses 10.4.1 and 10.4.2 above; and

(ii)	subject to Clause 10.3, not so as to be a condition precedent to any liability on the part of the Sellers.

10.5	Third Party Claim/Liability

If the claim in question against the Sellers under this Agreement (other than a claim under the Tax Warranties and/or under the Tax Deed of Covenant) is a result of or in connection with a claim by or liability to a third party (“Third Party Claim”), then the Purchaser or other member of the Purchaser’s Group shall be entitled, in its absolute discretion, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including making counterclaims or other claims against third parties) provided that, the Purchaser shall, and shall procure and ensure that the members of the Purchaser’s Group or the Group Company concerned shall:

10.5.1	to the extent practicable, consult the Sellers and take reasonable account of the views of the Sellers before taking any such action in respect of such matter; and

10.5.2	not, without the prior written consent of the Sellers, make any admission, settlement or compromise in relation to the Third Party Claim which would reasonably be expected to (i) cause damage to; or (ii) adversely affect the reputation and/or goodwill of any member of the Sellers’ Group.

but in each case:

(i)	subject to the Sellers reimbursing the Purchaser and each Group Company for all reasonable costs and expenses incurred by them in complying with their obligations under Clauses 10.5.1 and 10.5.2 above; and

(ii)	if the aggregate liability of the Purchaser and any Group Company in respect of a third party claim exceeds the amount at which it would otherwise have been compromised, disposed of or settled but for the Sellers’ lack of consent, the excess of such claim shall not be taken into account for the purposes of calculating the liability of the Sellers under paragraph 3.1 of Schedule 6.

10.6	Claims under the Tax Warranties

The Purchaser shall comply with Clause 8 of the Tax Deed of Covenant in relation to any claim in respect of the Tax Warranties under this Agreement and/or the Tax Deed of Covenant.

11.	Confidentiality

11.1	In this Clause 11, references to “other members of its respective group” and “other members of its group” mean, in the case of each Seller (or, as the case may be, any other member of the Sellers’ Group), other members of the Sellers’ Group; and, in the case of the Purchaser (or, as the case may be, any other member of the Purchaser’s Group), other members of the Purchaser’s Group.

11.2	Each Seller undertakes to the Purchaser that it shall keep confidential (and shall procure that SATS Ltd. and its subsidiaries shall keep confidential):

11.2.1	the existence and provisions of, and the negotiations relating to, this Agreement and any other Operative Documents, for a period of 24 months from the date of Completion; and

11.2.2	all information received or obtained by it before Completion which relates to the Purchaser or to other members of the Purchaser’s Group (as such group is constituted immediately before Completion), for a period of 24 months from the date of Completion; and

11.2.3	all Group Confidential Information that:

(i)	is within its knowledge, possession, custody or control at Completion, for a period of 24 months from the date of Completion; or

(ii)	subsequently becomes within its knowledge, possession, custody or control pursuant to the terms of this Agreement, for a period of 24 months from the date of receipt of such Group Confidential Information, and shall, during each such period as stated above use such information, only for the purposes contemplated by this Agreement or any other Operative Documents.

11.3	The Purchaser undertakes to the Sellers that it shall keep confidential (and shall procure that all other members of the Purchaser’s Group shall keep confidential):

11.3.1	the existence and provisions of, and the negotiations relating to, this Agreement and any other Operative Documents, for a period of 24 months from the date of Completion;

11.3.2	all information received or obtained by it before Completion which relates to the Sellers or to other members of the Sellers’ Group, for a period of 24 months from the date of Completion; and

11.3.3	all Sellers’ Confidential Information that:

(i)	is within its knowledge, possession, custody or control at Completion, for a period of 24 months from the date of Completion; or

(ii)	subsequently becomes within its knowledge, possession, custody or control pursuant to the terms of this Agreement, for a period of 24 months from the date of receipt of such Sellers’ Confidential Information, and shall, during each such period as stated above, use such information, only for the purposes contemplated by this Agreement or any other Operative Document.

11.4	No Party (nor any other member of its respective group) shall have to keep confidential or restrict its use of information that:

11.4.1	has come into the public domain through no fault of that Party (or such member); or

11.4.2	(i) it can prove was properly and lawfully in its possession before the time that it was disclosed by or acquired from the other Party(ies) (or any other member of its group) or its advisers, or (ii) it can prove was not acquired in any way, directly or indirectly, from the other Party(ies) (or any other member of its group) or its advisers, and provided in each case that such information is not known to be subject to any duty of confidentiality owed to the other Party(ies) (or any other member of its group).

11.5	Nothing in this Clause 11 shall prohibit or restrict a Party (or any other member of its respective group) from disclosing information that it is otherwise required to keep confidential under this Clause 11:

11.5.1	if and to the extent that the disclosure is required:

(i)	by law or by any court of competent jurisdiction, the rules and regulations of any Authority or securities exchange on which the relevant Party (or such member)’s shares are listed or quoted (including the SGX-ST) or any enquiry or investigation by any governmental, official or regulatory body which is lawfully entitled to require any such disclosure (“Law”);

(ii)	to make any filing with, or to obtain any clearance, exemption or consent from, any such Authority or securities exchange; or

(iii)	to protect that Party’s (or such member’s) interest in any legal action or proceedings;

11.5.2	if and to the extent that the disclosure is expressly required or permitted by this Agreement; or

11.5.3	with the prior written consent of the other Parties,

provided that any information to be disclosed pursuant to Clauses 11.5.1(i) to 11.5.1(iii) shall only be disclosed after consultation (so far as it is lawful and reasonably practicable to do so prior to such disclosure) as to the timing and content of such disclosure with the other Parties.

11.6	The Confidentiality Undertaking shall remain in full force and effect until, but shall terminate on, Completion.

11.7	Subject to Clauses 11.5 and 11.8, no Party shall at any time issue any press release, circular or other publicity (nor permit any person connected with it to issue any press release, circular or other publicity) relating to the existence or provisions of this Agreement or any other Operative Document or the sale of the Shares.

11.8	Clause 11.7 shall not apply to any announcement agreed between the Purchaser and the Sellers to employees of the Group Companies or Sellers or Purchaser Group or customers, suppliers of the Group Companies or if and to the extent that the announcement is required by any Authority or securities exchange to which the relevant Party (or such member) is subject or submits, wherever situated, whether or not the requirement for disclosure has the force of law.

12.	Guarantor

12.1	Guarantee

In consideration for the Sellers entering into this Agreement with the Purchaser at the request of the Guarantor, the Guarantor, as obligor, unconditionally and irrevocably guarantees, by way of a continuing guarantee to each of the Sellers that in the event that the Purchaser defaults for any reason in the due and punctual performance of any of its obligations under this Agreement and/or the Tax Deed of Covenant (“Payment Obligations”), the Guarantor shall, within 30 days of the Sellers’ written demand to do so, pay any sum which the Purchaser is liable to pay under this Agreement and/or the Tax Deed of Covenant, Provided:

(i)	that demand has first been made of the Purchaser upon such Payment Obligation being due; and

(ii)	such Payment Obligation has not been met by the Purchaser in a timely manner.

This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged in full.

12.2	Guarantor’s Obligations

The Guarantor’s obligations under this Clause 12 shall not be affected or discharged by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

12.2.1	any time, compounding, compromise, concession, relief, discharge or release, abstention, settlement, indulgence or arrangement granted to, or with, the Purchaser or any other person;

12.2.2	any variation, extension, increase, renewal, determination, release or replacement of this Agreement and/or the Tax Deed of Covenant, unless made with the consent or knowledge of the Guarantor;

12.2.3	the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against the Purchaser or any other person; or

12.2.4	any legal limitation, disability or other circumstance relating to the Purchaser or any unenforceability or invalidity of any obligation of the Purchaser under this Agreement and/or the Tax Deed of Covenant.

12.3	Guarantor’s Obligations to Continue

No obligation or liability of the Purchaser expressed to be the subject of the guarantee contained in this Clause 12 shall cease to be valid or enforceable against the Purchaser (in whole or in part) on any ground whatsoever (including any defect in or want of powers of the Purchaser or irregular exercise of such powers, or any lack of authority on the part of any person purporting to act on behalf of the Purchaser, or any legal or other limitation, disability or incapacity, or any change in the constitution of, or any amalgamation or reconstruction of the Purchaser, or the Purchaser taking steps to enter into or entering into bankruptcy, liquidation, administration or insolvency, or any other step being taken by any person with a view to any of the above); and if any such obligation or liability shall notwithstanding the foregoing cease to be valid or enforceable against the Purchaser on any ground whatsoever, the Guarantor shall nevertheless be liable to the Sellers in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Guarantor were the principal debtor in respect thereof.

12.4	No Obligation to Enforce

Subject to making first demand of the Purchaser, the Sellers shall not be obliged to take any steps to enforce any right or remedy against the Purchaser or any other person before enforcing the provisions of this Clause 12.

12.5	Guarantee is Additional Security

The guarantee under this Clause 12 is in addition to any other security or right now or hereafter available to the Sellers.

12.6	No Discharge

Until the full and final discharge of all Payment Obligations which are the subject of this Clause 12, the Guarantor:

12.6.1	waives all of its rights of subrogation, reimbursement and indemnity against the Purchaser and agrees not to demand or accept any security from the Purchaser in respect of any such rights and not to prove in competition with the Sellers in the bankruptcy, liquidation or insolvency of the Purchaser;

12.6.2	agrees that it will not claim or enforce payment (whether directly or by set-off, counterclaim or otherwise) of any amount which may be or has become due to the Guarantor by the Purchaser, or any other person liable to the Sellers in respect of the obligations hereby guaranteed if and so long as the Purchaser is in default under any Operative Document; and

12.6.3	disclaims and waives any matter or thing which, but for this provision, might exonerate or affect the liability of the Guarantor.

12.7	Guarantee to Revive

If the guarantee under this Clause 12 is discharged or released in consequence of any performance by the Purchaser of the guaranteed obligations which performance is set aside for any reason, such guarantee shall be automatically reinstated in respect of the relevant obligations.

12.8	Authority and Capacity of the Guarantor

The Guarantor hereby represents and warrants that at the date of this Agreement:

12.8.1	Incorporation

It is a company duly incorporated and validly existing under its laws of incorporation.

12.8.2	Authority to Enter into this Agreement etc.

It has the legal right and full power and authority to enter into and perform this Agreement and any other Operative Document to which it is a party, which when executed will constitute valid and binding obligations on the Guarantor, in accordance with their respective terms.

12.8.3	No Breach

The execution and delivery of, and the performance by the Guarantor of its obligations under this Agreement and any other Operative Document to which it is a party will not and are not likely to:

(i)	result in a breach of any provision of the memorandum or articles of association (or the equivalent constitutional documents) of the Guarantor; or

(ii)	result in a breach of, or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under, any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the Guarantor is a party or by which the Guarantor or any of its assets is bound.

12.8.4	Insolvency

No Insolvency Event has occurred in relation to the Guarantor and there are no circumstances that may give rise to an Insolvency Event.

13.	Restrictive Covenants

13.1	Sellers’ Restrictive Covenants

13.1.1	Each Seller covenants with the Purchaser (for so long as the Purchaser remains a direct or indirect wholly-owned subsidiary of the Guarantor) and each Group Company (for so long as such Group Company remains a direct or indirect wholly-owned subsidiary of the Guarantor) that it shall not, and it shall procure that SATS Ltd. and its subsidiaries shall not:

(i)	in connection with any activity whatsoever, use or procure or permit the use of any Restricted Name. For the avoidance of doubt, nothing in this Clause 13 shall prohibit any Seller, SATS Ltd. or its subsidiaries from using any generic word(s) included within the definition of Restricted Name provided that such generic word(s) is, or are, not used in combination with “S Daniels”, “Daniels”, “Farmhouse Fare”, “The New Covent Garden Food Company”, “Sun-Ripe”, “Johnson’s”, “Get Fresh” or “Love Tub”; and

(ii)	do or say anything which is intended to damage the reputation and goodwill of the Business,

for the period commencing on the Completion Date and ending 10 years after Completion. Notwithstanding anything stated in this Clause 13.1.1, the Purchaser shall retain all right, title and interest in the Restricted Names and nothing in this Clause 13.1.1 shall be construed as granting the Sellers any license to use the Restricted Names after the expiry of the period set out in this Clause 13.1.1.

13.1.2	Each Seller covenants with the Purchaser (for so long as the Purchaser remains a direct or indirect wholly-owned subsidiary of the Guarantor) and each Group Company (for so long as such Group Company remains a direct or indirect wholly-owned subsidiary of the Guarantor) that it shall not, and it shall procure that SATS Ltd. and its subsidiaries shall not, during the Restricted Period, either on its own behalf or jointly with any other person, directly or indirectly:

(i)	be engaged, concerned or interested in carrying on any Competing Business within the United Kingdom;

(ii)	accept, approach, canvass or solicit the custom of any Customer or Potential Customer in competition with the Business within the United Kingdom;

(iii)	to the detriment of the Business within the United Kingdom in a material respect, seek to contract with or engage any person who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to any Group Company at any time during the period of 12 months ending on the Completion Date; and

(iv)	approach, canvass, solicit, engage or employ any person who, during the period of 12 months ending on the Completion Date, was:

(a)	a director or officer of any Group Company (other than those directors appointed by the Sellers whose resignations were accepted on Completion); or

(b)	employed by any Group Company in a sales, marketing, financial, technical or research function or other managerial role at a basic annual salary in excess of £100,000.

For the avoidance of doubt, the placing of an advertisement of a post available to a member of the public generally and the recruitment of any such person through an employment agency shall not constitute a breach of this Clause 13.1.2(iv) provided that the Sellers, SATS Ltd. and its subsidiaries do not encourage or advise such agency to approach any such person.

13.2	The restrictions in Clause 13.1 shall not operate to prohibit any of the Sellers, SATS Ltd. and its subsidiaries from:

13.2.1	carrying on or being engaged in or being economically interested in any business (including but not limited to any actions undertaken in connection with the airline catering business) which SATS Ltd. and its subsidiaries is engaged in as at Completion (other than through the Group);

13.2.2	carrying on or being engaged in or being economically interested in any business which is of the same or similar type to the Business after such time as the Purchaser’s Group ceases to carry on or be engaged in or economically interested in the Business;

13.2.3	holding or being interested in up to five per cent. of the outstanding issued share capital of a company listed on any recognised stock exchange (other than the Purchaser);

13.2.4	fulfilling any obligation pursuant to this Agreement and any agreement to be entered into pursuant to this Agreement; or

13.2.5	being engaged in or being economically interested in any Competing Business which was acquired only as an incidental part of a larger acquisition of a business, company or group of companies.

13.3	Each of the covenants contained in Clause 13.1 shall constitute an entirely separate and independent restriction on each Seller.

13.4	In Clause 13.1, any reference to the “Business” includes any Business that may for the time being be transferred to any other member of the Purchaser’s Group.

13.5	Each Seller (having taken legal advice) agrees and acknowledges that the restrictions contained in Clause 13.1 are fair and reasonable and necessary to assure to the Purchaser the full value and benefit of the Shares.

13.6	Purchaser Restrictive Covenant

The Purchaser covenants with each of the Sellers that it shall not, and shall procure that members of the Purchaser’s Group who have received Confidential Information (as defined in the Confidentiality Undertaking) shall not for a period of 24 months from the date of the Confidentiality Undertaking, solicit, endeavour to entice away, employ or offer to employ any senior executive who is at any time during the negotiation of this Agreement and the Operative Documents employed by SATS Ltd. or any of its subsidiaries and who continues to be so employed as at the date of this Agreement and who was introduced to any of Ira Lamel or Irwin Simon at the time of the negotiation of this Agreement and the Operative Documents, whether or not such person would commit any breach of his contract of service in leaving such employment. For the avoidance of doubt, (i) the placing of an advertisement of a post available to a member of the public generally and the recruitment of any senior executive through an employment agency shall not constitute a breach of this Clause 13.6 provided that no member of the Purchaser’s Group encourages or advises such agency to approach any such person and (ii) the foregoing provision will not prevent the Purchaser or the Purchaser’s Group from employing any such person who the Purchaser or the Purchaser’s Group can demonstrate has contacted the Purchaser or the Purchaser’s Group on his or her own initiative without any direct or indirect solicitation by or encouragement from the Purchaser or the Purchaser’s Group. For the purposes of this Clause 13.6, a “senior executive” is a person who holds a position of General Manager or its equivalent, or higher.

13.7	Each of the covenants contained in Clause 13.6 shall constitute an entirely separate and independent restriction on the Purchaser.

13.8	The Purchaser (having taken legal advice) agrees and acknowledges that the restrictions contained in Clause 13.6 are fair and reasonable.

14.	Other Provisions

14.1	Requirement for joinder

The amount due to each Seller under this Agreement at any time is a separate and independent debt and each Seller shall have the right to protect and enforce its rights under this Agreement and it shall not be necessary for the other Seller to be joined as additional parties in any proceedings to this end.

14.2	Access to Records and Insurance

14.2.1	The Purchaser shall, and shall procure and ensure that the relevant Group Companies shall, retain for a reasonable period from Completion (and in any event no less than four years from Completion) and, allow the Sellers or the Sellers’ representatives to have reasonable access to (and, at the Sellers’ expense, copies of), the books, records and documents of the Group to the extent that they relate to the period prior to Completion and to the extent reasonably required by the Sellers to comply with any relevant law or regulations or in connection with the preparation and agreement of any accounting, tax or other records.

14.2.2	The Sellers shall, and shall procure and ensure that the relevant members of SATS Ltd. and its subsidiaries shall, retain for a reasonable period from Completion (and in any event no less than four years from Completion) and, allow the Purchaser to have reasonable access to (and, at the Purchaser’s expense, copies of), the books, records and documents of the Sellers’ Group (insofar as they relate solely to the Group) to the extent that they relate to the period prior to Completion and to the extent reasonably required by the Purchaser to comply with any relevant law or regulations or in connection with the preparation and agreement of any accounting, tax or other records.

14.2.3	The Purchaser agrees that, following Completion, the Sellers’ Group shall not be required to maintain any of the insurance policies maintained prior to Completion by or on behalf of the Sellers’ Group in relation to any Group Company.

14.2.4	Following Completion, the Purchaser and its successors in title shall, subject to not waiving legal privilege of the Purchaser or any Group Company, procure that the Companies and their relevant personnel provide to the Sellers and their representatives, reasonable access to information and documents, during usual business hours or at other times by prior arrangement, all subject to not less than 24 hours’ notice (including copies at the reasonable cost of the Sellers, where requested by the Sellers) and request the issue of such management letters and the unaudited management accounts from 1 April 2011 up to Completion Date in Hyperion format and provision of such responses to queries from the Sellers or their representatives as the Sellers shall reasonably require, in each case, solely for the purpose of allowing the Sellers to prepare their unaudited management accounts for the period ending as at the Completion Date and their consolidated accounts for their financial year ending 31 March 2012 and 31 March 2013 and in connection with the Sellers’ tax submissions for those financial years.

14.3	Whole Agreement

14.3.1	The Operative Documents contain the whole agreement and understanding between the Parties relating to the subject matter of this Agreement as at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement, communications, clarifications, elaborations, responses to questions or enquiries, discussions or representations between the Parties in relation to the matters dealt with in this Agreement (whether or not prior to the date of this Agreement). It is agreed that:

(i)	no Party has entered into this Agreement in reliance upon, nor been induced to enter into this Agreement on the basis of, any representation, warranty, indemnity, undertaking or other statements whatsoever of any other Party (or any of its representatives or professional advisers) which is not expressly set out in this Agreement; and

(ii)	save as expressly set out in this Agreement, no Party (nor its representatives and professional advisers) shall owe any duty of care to any other Party (or any of its representatives or professional advisers).

14.3.2	Save as expressly set out in this Agreement, each of the Purchaser and the Guarantor acknowledges and agrees to the fullest extent permitted by law, that none of the Sellers, S Daniels or International Cuisine, or any of their directors, officers, employees, representatives or professional advisers, has made any representation or warranty, whether express or implied and whether oral, written, by conduct or otherwise, nor has the Purchaser and/or the Guarantor relied on the same nor been induced into entering into this Agreement or proceeding with Completion.

14.3.3	So far as is permitted by law and except in the case of fraud, each of the Parties agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

14.4	Reasonableness

Each of the Parties confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the terms of Clause 14.3.1 and agrees that the provisions of this Agreement and the other Operative Documents are fair and reasonable.

14.5	Waiver

Save in the case of fraud, fraudulent misrepresentation, wilful default and/or deliberate concealment, the Sellers agree that they shall waive any rights, remedies or claims which they may have arising out of or in connection with any inaccuracy or omission in or from any information or advice supplied or given by the Group Companies or their respective directors, officers, employees, advisers or agents in connection with assisting the Sellers in the giving of any Sellers’ Warranty or the preparation of the Disclosure Letter and the Tax Deed of Covenant.

14.6	Assignment

14.6.1	Except as otherwise expressly provided in this Agreement, no Party may without the prior written consent of the other Parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

14.6.2	A Party may, at any time, assign, grant any security interest over, hold on trust or otherwise transfer the benefit (“Assigned” or “Assignment”) of the whole of this Agreement to:

(i)	in respect of the Sellers’ benefits under this Agreement, a directly or indirectly wholly-owned subsidiary of SATS Ltd.; and

(ii)	in respect of the Purchaser’s benefits under this Agreement, a directly or indirectly wholly-owned subsidiary of the Guarantor who is, for the time being, a holder of the Shares,

each, a “Permitted Assignee”, provided that:

(a)	if the entity to whom such benefits are Assigned ceases to be a Permitted Assignee, the Sellers shall (in respect of an Assignment of the Sellers’ benefits) and the Purchaser shall (in respect of an Assignment of the Purchaser’s benefits) procure and ensure that the benefits are immediately assigned to the Seller or Purchaser (as the case may be) or such other Permitted Assignee; and

(b)	a Permitted Assignee shall not be entitled to receive under this Clause 14.6 any greater amount than that to which the Sellers or the Purchaser (as the case may be) would have been entitled.

14.6.3	This Agreement shall be binding on and continue for the benefit of the successors and such permitted assignees (as the case may be) of each Party.

14.7	Third Party Rights

14.7.1	Save as set out in Clause 14.7.2 below, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, to enforce any term of, or enjoy any benefit under, this Agreement.

14.7.2	Those persons named, or which fall within the class of person described, in column (1) of the table below (“Third Parties”) may enforce against the parties the benefits and rights given to them under the Clause(s) set out against their name or class in column (2), subject to and in accordance with the terms of such Clause(s), the provisions of Clauses 9, 10 and Schedule 6 under this Agreement, provided that a Third Party shall give written notice to the parties to this Agreement confirming its agreement to Clauses 9, 10, 14.19 and Schedule 6 before bringing any legal action or proceedings to enforce any of its benefits or rights under this Agreement. For the avoidance of doubt, the liability of the Sellers to the Purchaser and any Third Parties under this Agreement shall be subject at all times to the limitations in Clause 9 and Schedule 6 of this Agreement.

(1) Third party	(2) May enforce Clause
Members of the Purchaser’s Group from time to time	11.2 (Confidentiality)

Members of the Sellers’ Group from time to time	11.3 (Confidentiality)

Each Group Company (for so long as they are direct or indirect wholly-owned subsidiaries of the Guarantor)	13 (Restrictive Covenants)

Each Group Company	14.5 (No claim against any Group Company in respect of misrepresentation, etc)

14.7.3	The Parties may, without the consent of any Third Party, rescind or vary this Agreement in such a way as to extinguish or alter the benefits or rights conferred by this Clause 14.7.

14.8	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

14.9	Time of the Essence

Time shall be of the essence of this Agreement both as regards any dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

14.10	Costs

14.10.1	Subject to Clause 14.11, the Sellers shall bear all costs incurred by them in connection with the preparation, negotiation and entry into of this Agreement and the sale of the Shares.

14.10.2	The Purchaser shall bear all such costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement and the purchase of the Shares.

14.10.3	Subject to Clause 14.11, the Guarantor shall bear all costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement and its guarantee of the obligations of the Purchaser under the Operative Documents.

14.11	Stamp Duty, Fees and Taxes

The Purchaser shall bear the cost of all stamp duty, any notarial fees (other than notarial fees due in respect of any document to be delivered on Completion by the Sellers) and all registration and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions contemplated by this Agreement. The Purchaser shall be responsible for arranging the payment of such stamp duty and all other such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with the payment of such taxes and duties. The Purchaser shall indemnify on an after-Tax basis the Sellers or any other member of the Sellers’ Group against any Losses suffered by the Sellers or any other member of the Sellers’ Group as a result of the Purchaser failing to comply with its obligations under this Clause 14.11.

14.12	Interest

If the Purchaser and/or the Guarantor or the Sellers (as the case may be) defaults in the payment when due of any sum payable under any of the Operative Documents, its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum of four per cent. above the prime rate from time to time of Barclays Bank plc. Such interest shall accrue from day to day and shall be compounded monthly.

14.13	Withholding/ Deduction

All amounts payable by the Purchaser to the Sellers or the Sellers to the Purchaser (as the case may be) under this Agreement shall be made without withholding or deduction for or on account of any Taxes, duties or levies or for any reason whatsoever. Insofar as such withholding or deduction is made by the Purchaser or the Sellers (as the case may be) in respect of its payment obligations under this Agreement, the Purchaser or the Sellers (as the case may be) shall make such additional payments as are necessary for the Sellers or the Purchaser (as the case may be) to receive the relevant amounts as if such withholding or deduction had not been paid.

14.14	Notices

14.14.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing; and

(ii)	delivered by hand, fax, pre-paid registered post or registered airmail in the case of international service or courier using an internationally recognised courier company.

14.14.2	A Notice to the Sellers shall be sent to the following address, or such other person or address as the relevant Seller may notify to the other Parties from time to time:

Singapore Food Industries Pte. Ltd.

20 Airport Boulevard, SATS Inflight Catering Centre 1, Singapore 819659

Fax: +65 6546 7741

Attention: Director

Singapore Food Development Pte Ltd

20 Airport Boulevard, SATS Inflight Catering Centre 1, Singapore 819659

Fax: +65 6546 7741

Attention: Director

14.14.3	A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the other Parties from time to time:

Hain Frozen Foods UK Limited

Masters House 107 Hammersmith Road, London W14 0QH, United Kingdom

Fax: 00 1 (631) 730-2259

Attention: Denise Faltischek, General Counsel

14.14.4	A Notice to the Guarantor shall be sent to the following address, or such other person or address as the Guarantor may notify to the other Parties from time to time:

The Hain Celestial Group, Inc.

58 South Service Road, Suite 250, Melville, New York, 1147-2342, United States of America

Fax: 00 1 (631) 730-2259

Attention: Denise Faltischek, General Counsel

14.14.5	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	ten Business Days after posting, if delivered by pre-paid registered post;

(ii)	at the time of delivery, if delivered by hand or courier; or

(iii)	at the time of transmission in legible form, if delivered by fax.

14.15	Invalidity

14.15.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

14.15.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 14.15.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 14.15.1, not be affected.

14.16	No Rescission

If, following Completion, the Purchaser becomes aware (whether it does so by reason of any disclosure made pursuant to Clause 8 or otherwise) that there has been any breach of the Sellers’ Warranties or any other term of this Agreement, the Purchaser shall not be entitled to terminate or rescind this Agreement.

14.17	Further Assurance

Without prejudice and in addition to the other provisions of this Agreement, each of the Sellers and the Purchaser shall, and shall use its reasonable endeavours to procure and ensure that the other Party and any necessary third party shall, from time to time execute such documents and perform such acts and things as either of the Sellers or the Purchaser may reasonably require to transfer the Shares to the Purchaser and to give each of them the full benefit of the rights and remedies conferred on it by this Agreement.

14.18	Counterparts

This Agreement may be executed in one or more counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed and delivered at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument. Each counterpart may be executed by the Parties and delivered by facsimile transmission or by electronic e-mail and shall be as valid and effectual as if executed as an original. Delivery of an executed signature page of a counterpart by facsimile transmission or in AdobeTM Portable Document Format (PDF) sent by electronic mail shall take effect as delivery of an executed counterpart of this Agreement. If either method is adopted, without prejudice to the validity of such Agreement, each Party shall provide the other Parties with the original of such page as soon as reasonably practicable thereafter.

14.19	Governing Law and Arbitration

14.19.1	This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with Singapore law.

14.19.2	Any Dispute arising out of or in connection with this Agreement and/or any document entered into by the Parties pursuant to this Agreement, including any question regarding the existence, validity or termination of this Agreement or any such document, shall be referred exclusively to and finally resolved by arbitration under the London Court of International Arbitration Rules (“Rules”), which Rules are deemed to be incorporated by reference into this Clause. The number of arbitrators shall be three to be appointed in accordance with those Rules. The language of the arbitration proceedings shall be English and the seat, or legal place, of arbitration shall be London.

Schedule 1

The Companies and the Subsidiaries

Schedule 2

The Properties

Schedule 3

Completion Obligations

(Clause 4)

1.	Sellers’ Obligations

1.1	General Obligations

On Completion, the Sellers shall deliver or make available to the Purchaser the following:

1.1.1	a counterpart of this Agreement duly executed by the Sellers;

1.1.2	the Parent Undertaking duly executed by SATS Ltd.;

1.1.3	evidence of the authority of any person signing this Agreement on behalf of any or all of the Sellers, and an original of the duly executed power of attorney (if relevant);

1.1.4	a resolution of the board of directors of each of the Sellers (certified as true by a director or the company secretary of the relevant Seller) authorising the execution, delivery and performance by the relevant Seller of this Agreement, the Tax Deed of Covenant and each of the other documents to be executed by the relevant Seller pursuant to this Agreement and the transactions contemplated hereby;

1.1.5	a resolution of the board of directors of SATS Ltd., confirming corporate benefit and authorising the execution of and the performance by SATS Ltd. of its obligations under the Parent Undertaking;

1.1.6	the Disclosure Letter duly executed by the Sellers;

1.1.7	stock transfer forms in respect of the S Daniels Shares duly executed by the Sellers in favour of the Purchaser accompanied by the respective share certificates;

1.1.8	stock transfer forms in respect of the International Cuisine Shares duly executed by the Sellers in favour of the Purchaser accompanied by the respective share certificates;

1.1.9	the written resignations of:

(i)	Mr David Zalmon Baffsky, Mr Edmund Cheng Wai Wing, Mr Lim Chuang, Mr Ng Kee Choe, Mr Tan Chuan Lye from their office as directors of S Daniels and Ms Tan Wan Hoon from her office as secretary of S Daniels;

(ii)	Mr Lim Chuang and Mr Tan Chuan Lye from their office as directors of Daniels Chilled Foods Limited; and

(iii)	Mr Lim Chuang and Mr Tan Chuan Lye,from their office as directors of International Cuisine,

to take effect on and from the date of Completion;

1.1.10	an original counterpart of the Tax Deed of Covenant duly executed by the Sellers;

1.1.11	in relation to the bank accounts of any Group Company, bank statements dated 21 October 2011 for all such bank accounts, together with cash book balances of any Group Company as at 21 October 2011 and reconciliation statements reconciling such balances with the bank statements;

1.1.12	a power of attorney from the Sellers in favour of the Purchaser or, its nominee(s) to enable the beneficiary to exercise all rights attaching to the Shares until the Purchaser or its nominee(s) becomes the registered holder of them;

1.1.13	an acknowledgement and waiver from each of the Sellers confirming that they have no outstanding claims against any of the Group Companies in respect of any sums owed by any Group Company to each Seller or any member of SATS Ltd. and its subsidiaries as at the date of this Agreement;

1.2	The Parties acknowledge and agree that the following shall be delivered by the Sellers to the Purchaser on Completion:

1.2.1	save in respect of Brash Brothers Limited, Bilash Foods Limited, All Square Foods Ltd. and Get Fresh Limited, the certificates of incorporation, statutory books of S Daniels and the S Daniels Subsidiaries (duly written up-to-date) and the share certificates in respect of each of the S Daniels Subsidiaries; and

1.2.2	the certificate of incorporation and statutory books of International Cuisine (duly written up-to-date).

1.3	The Parties acknowledge and agree that the following shall be deemed delivered by the Sellers to the Purchaser on Completion:

1.3.1	all the financial and accounting books and records of S Daniels and the S Daniels Subsidiaries in the possession, custody or control of S Daniels and the S Daniels Subsidiaries; and

1.3.2	all the financial and accounting books and records of International Cuisine and the International Cuisine Subsidiaries in the possession, custody or control of International Cuisine and the International Cuisine Subsidiaries.

1.4	Board Resolutions of the Group Companies

On Completion, the Sellers shall procure and ensure the passing of board resolutions of the Companies and Daniels Chilled Foods Limited:

1.4.1	in the case of each of S Daniels and International Cuisine only, approving the registration of the share transfers referred to in paragraphs 1.1.7 and 1.1.8 of this Schedule, subject only to their being duly stamped; and

1.4.2	accepting the resignations referred to in paragraph 1.1.9 of this Schedule and appointing such persons (within the maximum number permitted by the articles of association (or the equivalent constitutional documents)) as the Purchaser may nominate as directors, and shall hand to the Purchaser copies of such board resolutions, duly certified as true by a director of such Group Company.

2.	The Purchaser’s Obligations

On Completion, the Purchaser shall deliver or make available to the Sellers:

2.1.1	a counterpart of this Agreement duly executed by the Purchaser;

2.1.2	a counterpart of this Agreement duly executed by the Guarantor;

2.1.3	a resolution of the board of directors of the Purchaser (certified as true by a director or the company secretary of the Purchaser) authorising the execution, delivery and performance by the Purchaser of this Agreement, the Tax Deed of Covenant and each of the other documents to be executed by the Purchaser pursuant to this Agreement and the transactions contemplated hereby;

2.1.4	a resolution of the board of directors of the Guarantor, confirming corporate benefit and authorising the execution of and the performance by the Guarantor of its obligations under this Agreement;

2.1.5	a copy of the Disclosure Letter duly countersigned in acknowledgement of receipt by the Purchaser;

2.1.6	an original counterpart of the Tax Deed of Covenant duly executed by the Purchaser; and

2.1.7	a copy of the Parent Undertaking duly countersigned in acknowledgement of receipt by the Purchaser.

Schedule 4

Warranties given by the Sellers under Clause 8.1

1.	Corporate Information

1.1	The Shares and the Group Companies

1.1.1	The S Daniels Shares comprise the entire issued and allotted shares in S Daniels, have been properly and validly issued and allotted, and are each fully paid or credited as fully paid.

1.1.2	The International Cuisine Shares comprise the entire issued and allotted shares in International Cuisine, have been properly and validly issued and allotted, and are each fully paid or credited as fully paid.

1.1.3	The shareholders specified in sections 2 of each of Part 2 of Schedule 1 and Part 3 of Schedule 1

(i)	are the sole legal and beneficial owners of the shares in the relevant Subsidiaries; and

(ii)	have the right to exercise all voting and other rights over such shares.

1.1.4	The shares in the Subsidiaries comprise the entire issued and allotted share capital of the Subsidiaries, have been properly and validly issued and allotted, and each are fully paid or credited as fully paid.

1.1.5	No person has the right (whether exercisable now or in the future, and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer of any share or loan capital or any other security giving rise to a right over the capital of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.1.6	There are no Encumbrances on the shares in any Group Company.

1.1.7	The particulars contained in Parts 2 and 3 of Schedule 1 are true and accurate.

1.1.8	Each Group Company is a private limited company duly incorporated and validly existing under the laws of the jurisdiction of their respective incorporation. No action has been or is being taken to strike any Group Company off the register.

1.1.9	No Group Company has, during the last two years, repaid, redeemed or purchased any of its own shares, reduced its share capital or capitalised any reserves or profits, or agreed to do any of such things.

1.1.10	No Group Company has any issued loan capital (including debentures, loan notes and loan stock) or has agreed to issue any such loan capital.

1.1.11	There are no subsisting shareholder agreements in relation to any Group Company to which any Group Company is a party.

1.1.12	No Group Company:

(i)	is the legal or beneficial owner of, or has agreed to acquire, any shares, securities or other interests in, any other company or undertaking (other than the shares of a Subsidiary);

(ii)	controls or takes part in the management of any other company or undertaking (other than the Subsidiaries), or has agreed to do so; and

(iii)	carries on business in partnership with any other person, or has agreed to do so.

1.1.13	No Group Company has any branch, agency, permanent establishment or other place of business outside the United Kingdom.

1.2	Constitutional Documents, Corporate Registers and Minute Books

1.2.1	The constitutional documents in the Data Room are complete and accurate copies of the constitutional documents of the Group Companies.

1.2.2	The registers, statutory books and books of account of each Group Company (save for Brash Brothers Limited, Bilash Foods Limited, All Square Foods Ltd., Get Fresh Limited, Cresset Limited and Swissco Manufacturing Limited) which are required to be maintained under applicable law:

(i)	are up-to-date;

(ii)	are maintained in accordance with applicable law; and

(iii)	contain complete and accurate records of all matters required to be dealt with in such books and records,

in each case in all material respects.

1.2.3	All registers, books and records referred to in paragraph 1.2.2 are in the possession (or under the control) of the relevant Group Company.

1.2.4	Each Group Company (save for Brash Brothers Limited, Bilash Foods Limited, All Square Foods Ltd., Get Fresh Limited, Cresset Limited and Swissco Manufacturing Limited) has kept proper records of all resolutions and decisions of its members, minutes of meetings of its members and minutes of meetings and resolutions of its directors.

2.	Accounts

2.1	Accounts

2.1.1	The Accounts:

(i)	were prepared in accordance with International Financial Reporting Standards (as prescribed by the International Accounting Standards Board at the time they were audited);

(ii)	show a true and fair view of the assets and liabilities of members of the Group to which they relate, at the Accounts Date and of the profits or losses of members of the Group to which they relate, for the accounting period ended on that date; and

(iii)	have been prepared in accordance with the UK Companies Act 2006 (in the case of the Group Companies incorporated in England and Wales) and applicable Irish companies legislation (in the case of Group Companies incorporated in the Republic of Ireland), using the accounting policies, principles, estimation techniques, measurement bases, practices and procedures used in the preparation of the Previous Accounts on a consistent basis.

2.1.2	The profits shown by the Accounts have not (except as Disclosed in such Accounts) been affected to a material extent by any extraordinary, exceptional, unusual or non-recurring items.

2.2	Management Accounts

2.2.1	The Management Accounts have been prepared in accordance with accounting policies (and to the extent applicable) estimation techniques, measurement bases, practices and procedures used in preparing the Accounts applied on a consistent basis.

2.2.2	The Management Accounts are fair having regard to the purpose for which they were drawn up and do not materially misstate the assets and liabilities of the member of the Group to which they relate, as at the Relevant Management Accounts Date nor the profits or losses of the Group Company to which they relate, for the period concerned.

2.3	Period since the Accounts Date

Since the Accounts Date:

2.3.1	the business of each Group Company has been carried on in the ordinary and usual course, without any disruption or interruption, and so as to maintain the same as a going concern;

2.3.2	to the best of the Sellers’ knowledge, information and belief, nothing has happened which has materially prejudiced the Group Companies’ goodwill or, to the best of the Sellers’ knowledge, information and belief, is likely to do so;

2.3.3	there has been no material deterioration in the turnover or profitability up to the Completion Date (compared with the same periods during each of the last two financial years), or to the best of the Sellers’ knowledge, information and belief, in the financial or trading position;

2.3.4	there has been no material reduction in the value of the net assets of the Group Companies as a whole determined in accordance with the same accounting policies, estimation techniques, measurement bases, practices and procedures used in the preparation of the Accounts and on the basis that each of the assets is valued at a figure no greater than the value attributed to it in the Accounts or, in the case of any asset acquired by any Group Company after the Accounts Date, at a figure no greater than cost;

2.3.5	no Group Company has acquired or disposed of any business, or any asset (except for stock in the ordinary and usual course of its business) where the value of such asset exceeds £100,000, or agreed to do so;

2.3.6	no debt in excess of £50,000 or debts in excess of £500,000 in aggregate owed to any Group Company has or have been released, deferred, subordinated, written off or had a credit issued against it or them (in whole or in part) or has or have proved to any extent irrecoverable;

2.3.7	no Group Company has assumed or incurred any liability, obligation or expense (whether actual or contingent) (other than as a result of trading activities in the ordinary and usual course of its business) where the value of such liability, obligation or expense exceeds £100,000, or agreed to do so;

2.3.8	no dividend or other distribution of profits or assets (including any distribution) has been, or has been agreed to be, declared, paid or made by any Group Company; and

2.3.9	no Borrowings have been repaid (in whole or in part) by any Group Company, or become liable to be so repaid, before their stated maturity date.

2.4	Funding

Details of facilities in respect of current Borrowings of each Group Company (together, “Facilities”) and any guarantees in respect of the Borrowings and security granted by any Group Company have been Disclosed, and no Group Company is in material breach of such Facilities.

3.	Assets

3.1	Freehold and Leasehold Property

3.1.1	The Properties

(i)	The Properties comprise all of the premises and land owned, occupied or otherwise used by the Group Companies or in which the Group Companies have an interest.

(ii)	The Properties are so occupied or used by right of ownership or under lease or licence and the terms of any such lease or licence permit such occupation and use.

(iii)	The particulars of the Properties set out in Schedule 2 are true and accurate and the member of the Group referred to as owner or tenant in Schedule 2 is the legal and beneficial owner or tenant, as applicable, of the relevant Property and has good title to the relevant Property.

(iv)	There are no mortgages or charges, legal or equitable, fixed or floating, or other forms of security affecting any of the Properties and no person has or claims to have any lien on any of the Properties or the documents of title save as Disclosed in Part 3 of Schedule 2.

(v)	Subject to paragraph 3.2 of this Schedule 4, no person other than the relevant Group Company referred to as owner or tenant in Schedule 2 has any right to possession or occupation of any relevant Property and (other than pursuant to any of the tenancies referred to in part 3 of Schedule 2 and the relevant Group Company) there is no person who is in actual occupation.

(vi)	Each of the Properties enjoys the rights and easements and all rights of access to and from public highways and possesses permits and certificates of occupancy that are necessary for its continued use for its present purpose in all material respects.

(vii)	The present use of each Property is a permitted or lawful use for planning or zoning purposes. There is no notice issued to any Group Company alleging breach of planning or zoning legislation which remains to be complied with nor is there, to the best of the Sellers’ knowledge, information and belief, any such material breach.

(viii)	To the best of the Sellers’ knowledge, information and belief, no Group Company has received any compulsory purchase notices, orders or resolutions affecting the Properties nor to the best of the Sellers’ knowledge, information and belief, are there any circumstances likely to lead to any being made.

(ix)	There are no outstanding material Disputes in respect of any Property.

(x)	The Properties are not subject to any existing liability for the payment of any outgoings other than national non domestic rates, water and sewerage services charges and insurance premiums and, additionally, in the case of leasehold properties, rents and service charges.

(xi)	The Group Companies do not have any continuing liability whether as original contracting party or by virtue of any direct covenant having been given on a sale or assignment to the Group Companies or as a guarantor of the obligations of any other person in relation to any property.

(xii)	The information Disclosed in the Data Room comprises (i) in respect of the Leasehold Properties and Tenanted Properties, the relevant leases, tenancy agreements, licences, deeds of variation, side letters and any other ancillary documents thereto; and (ii) in respect of the Freehold Properties, all deeds and documents necessary to prove the title of the relevant Group Company to such Freehold Properties, of which Group Companies have a copy.

3.1.2	Leasehold Properties

Where the interest of the Group Companies in any Property is leasehold:

(i)	the requisite details have been completed in Part 2 of Schedule 2;

(ii)	the rent and all other sums payable under the relevant lease have been paid to date;

(iii)	to the best of the Sellers’ knowledge, information and belief, the relevant Group Company has observed and performed, in all material respects, the covenants on the part of the lessee and the conditions contained in any leases (which expression includes underleases) under which the Properties are held and there is no notice issued to any Group Company alleging any material breach of the terms of the relevant lease which remains outstanding;

(iv)	there is no unfulfilled material obligation to reinstate any of the Properties by removing or dismantling any alteration made to the same by the relevant Group Company or any predecessor in title to the relevant Group Company and there is no outstanding material claim for dilapidations in respect of the Properties or any previous properties vested in any of the Group Companies; and

(v)	to the best of the Sellers’ knowledge, information and belief, there are no circumstances which would entitle any lessor to exercise any powers of entry or take possession or which would otherwise materially restrict the continued possession and enjoyment of the Leasehold Properties.

3.1.3	Properties subject to Leases and Licences

Where any Property is the subject of any lease or licence for the benefit of any person other than the Group Company, the requisite details have been completed in Part 3 of Schedule 2.

3.2	Assets (non-Freehold, non-Leasehold Property and non-Intellectual Property)

3.2.1	Each Asset is legally and beneficially owned by a Group Company and is not subject to any lien or charge.

3.2.2	The Assets comprise, to the best of the Sellers’ knowledge, information and belief, all material assets necessary for the carrying on of the Business of each Group Company (save for any business which the Group Companies have ceased to carry on at any time during the last 12 months and for which the relevant Group Company does not intend to carry on in the immediate future) in the manner in, and to the extent to, which it is presently conducted.

In this paragraph 3.2, the term “assets” does not include any Intellectual Property rights or assets that constitute premises or land.

3.3	Debtors

3.3.1	All debts owing to each Group Company are debts arising in the ordinary and usual course of its business.

3.3.2	No debt owing to any Group Company:

(i)	has been factored, discounted or otherwise agreed to be sold by it;

(ii)	has been outstanding for more than 90 days from its due date for payment; or

(iii)	has been or, to the best of the Sellers’ knowledge, information and belief, is likely to be disputed or subject to any set off or counterclaim.

4.	Environment

For the purposes of this paragraph 4:

“Environment” means all or any part of the air (including the air within buildings and the air within other natural or man-made structures above or below ground), water and land and any organism or ecosystem;

“Environmental Laws” means all applicable statutes and other laws, notices, judgments and legally binding codes of practice which relate to Environmental Matters and are in force and binding on the relevant Group Company at or prior to the date of this Agreement;

“Environmental Matters” means:

(i)	the release, spillage, deposit, escape, discharge, leak, emission or presence of Hazardous Material or Waste; or

(ii)	the creation of noise, vibration, radiation or common law or statutory nuisance;

(iii)	other matters relating to the protection of the Environment arising out of the manufacturing, processing, treatment, keeping, handling, use (including as a building material), possession, supply, receipt, sale, purchase, import, export or transportation of Hazardous Material or Waste; or

(iv)	the health and safety of employees;

“Environmental Permits” means any permit, licence, consent, authorisation, registration or exemption required under Environmental Laws and/or Food Safety Laws in relation to the operation of the business of any Group Company;

“Food Safety Laws” means all applicable statutes or other laws, judgments, notices and legally binding codes of practice which relate to Food Safety Matters and are in force and binding on the relevant Group Company at or prior to the date of this Agreement;

“Food Safety Matters” means matters relating to food safety, content and/or hygiene including without limitation those concerning food or drink production, processing, storage, handling, packaging and sale;

“Hazardous Material” means any substance or thing which alone or in combination with other substances or things is capable of causing harm to the Environment; and

“Waste” means any waste including anything which is abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

4.1.1	All Environmental Permits have been obtained, are Disclosed in the Data Room and have been complied with in all material respects in the last 12 months.

4.1.2	No Group Company has received written notice from any relevant authority alleging that such Group Company has breached any Environmental Laws and/or Food Safety Laws in the last 12 months or in the last two years where such notice remains outstanding.

4.1.3	Each Group Company is conducting the business of the Group in material compliance with applicable Environmental Laws and/or Food Safety Laws.

4.1.4	There are no actual, or, to the best of the Sellers’ knowledge, information and belief, threatened or pending material civil claims or proceedings against or involving any Group Company arising from or relating to Environmental Laws.

4.1.5	To the best of the Sellers’ knowledge, information and belief, copies of all asbestos surveys, food safety reports and all environmental ground investigation reports relating to any of the Properties produced in the last 12 months or prior to that period where such surveys and reports identify outstanding or current material issues or matters, and are in the possession or reasonable control of the Sellers or any Group Company, are Disclosed in the Data Room.

4.1.6	No Group Company is required to participate in the current phase of the Carbon Reduction Commitment Energy Efficiency Scheme established by the Carbon Reduction Commitment Energy Efficiency Scheme Order 2010.

4.1.7	No Group Company has made any product recalls (being the process by which a product is removed from the supply chain and where consumers are advised to take appropriate action, for example to return or destroy food) or withdrawals (being the process by which a product is removed from the supply chain, with the exception of product that is in the possession of consumers) in the last 12 months and, to the best of the Sellers’ knowledge, information and belief, there are no circumstances in existence which are likely to result in any such product recalls or withdrawals.

4.1.8	There is no outstanding liability or claim against any Group Company exceeding GBP 100,000 in relation to any product which it has supplied or manufactured and to the best of the Sellers’ knowledge, information and belief, there are no circumstances in existence which are likely to result in any such liability or claim against any Group Company exceeding GBP 100,000.

4.1.9	So far as the Sellers are aware, no Group Company has caused or knowingly permitted any contamination of the ground or groundwater at any Property in circumstances likely to lead to a material liability for the Group Company.

5.	Intellectual Property Rights and Information Technology

5.1	Definitions

For the purposes of this paragraph 5:

“Data Protection Legislation” means any legislation in force from time to time which implements the European Community’s Directive 95/46/EC and Directive 2002/58/EC and all other similar privacy rights in any part of the world;

“IT Contracts” means all agreements pursuant to which any third party provides any Information Technology to any Group Companies;

“Information Technology” means any software, computer hardware and networks (excluding public networks) used by or for the benefit of the Business;

“Information Technology Data” means any information technology related documentation, documentation supporting any software (including system documentation, notes and flowcharts) and all data and information entered into, held or stored on, transmitted or created, by any Group Company using the Information Technology; and

“Virus” means any virus or bug which adversely affects software, firmware or middleware (including logic bombs, worms, trap doors, Trojan horses or other similar destructive programs or codes).

5.2	Ownership etc.

5.2.1	All Business Intellectual Property and all Confidential Information is owned by, or licensed to, the Group Companies. Nothing in this paragraph 5.2.1 shall be deemed to be or construed as a warranty that any Group Company has not and does not infringe the Intellectual Property or rights in confidential information of a third party.

5.2.2	Details of all registered Intellectual Property (and applications for any such right) owned by the Group Companies are Disclosed in Part 01.12.01 (Intellectual Property) of the Data Room (which forms part of the Data Room Information as set out in the Data Room) and are true and accurate in all material respects.

5.2.3	All renewal fees due as at the date of this Agreement in respect of the registered Intellectual Property Disclosed pursuant to paragraph 5.2.2 have been paid.

5.2.4	All licences of Intellectual Property (excluding any shrink-wrap licences for computer software) and Confidential Information granted to or by any of the Group Companies and which are material to the Business of any of the Group Companies, are Disclosed in Part 01.12.05 (Licences and consents) of the Data Room (which forms part of the Data Room Information as set out in the Data Room).

5.2.5	No Group Company is, nor to the best of the Sellers’ knowledge, information and belief, is any other party, in material breach of any of the licences Disclosed pursuant to paragraph 5.2.4.

5.2.6	No written claims against or challenges in writing to the validity of the Business Intellectual Property owned by, or exclusively licensed to, any of the Group Companies have been received by any of the Sellers or the Group Companies in the past 24 months, nor are the Sellers aware of any circumstances which the Sellers are aware would give rise to such claims or challenges.

5.2.7	No written claims against or challenges in writing to the use by the Group Companies of any Confidential Information proprietary, or exclusively licensed, to any of the Group Companies have been received by any of the Sellers or the Group Companies in the past 24 months, nor are the Sellers aware of any circumstances which would give rise to such claims or challenges.

5.2.8	To the best of the Sellers’ knowledge, information and belief, no Business Intellectual Property owned by any of the Group Companies or Confidential Information proprietary to any of the Group Companies is being, or has in the past 24 months been, infringed or used without authorisation by any third party.

5.2.9	To the best of the Sellers’ knowledge, information and belief, the activities of the Group do not infringe and have not within the last 24 months infringed Intellectual Property, moral rights, rights in confidential information or rights in know-how, which are proprietary to any third party (including employees and former employees).

5.2.10	Each Group Company has and follows procedures to maintain the confidentiality of Confidential Information and, to the best of the Sellers’ knowledge, information and belief, no Group Company has disclosed any material Confidential Information proprietary to any of the Group Companies to any third party other than under an obligation of confidentiality.

5.2.11	No Intellectual Property owned by any of the Group Companies or Confidential Information proprietary to any of the Group Companies is subject to any mortgage, charge, lien, option to acquire or other security interest.

5.3	Information Technology

5.3.1	All Information Technology used by the Group Companies is owned by, or licensed to, the Group Companies. Nothing in this paragraph 5.3.1 shall be deemed to be or construed as a warranty that any Group Company has not and does not infringe the Intellectual Property, Information Technology or rights in confidential information of a third party.

5.3.2	No Information Technology owned by a Group Company is subject to any mortgage, charge, lien, option to acquire or other security interest.

5.3.3	No Group Company is and, to the best of the Sellers’ knowledge, information and belief, no counterparty is in material breach of any material IT Contract.

5.3.4	Each Group Company has, and for the past 24 months had, in place back up systems and disaster recovery plans and procedures.

5.3.5	All the material IT Contracts have been Disclosed.

5.3.6	In the last 24 months, there has not been: (i) any breakdown, defect or failure in the Information Technology; (ii) any Virus affecting the Information Technology or the Information Technology Data; (iii) any destruction, corruption or loss of access to any of the Information Technology Data; or (iv) any material breach of security or any unauthorised access to the Information Technology or any Information Technology Data, which in each case has had a material adverse effect on any Group Company or caused material disruption, interruption or loss to the business of any Group Company.

5.4	Data Protection

Each Group Company has complied, in the last 12 months, with all material and applicable requirements (including notification requirements) of the Data Protection Legislation and, to the best of the Sellers’ knowledge, information and belief, no formal written notice or other communication alleging non-compliance with any applicable Data Protection Legislation has been received by any Group Company and is outstanding from any competent data protection authority, nor have any Group Companies been the subject of enquiries by, or complaints to, any such authority.

6.	Contracts

For the purpose of this Warranty 6:

“Material Contracts” means any contract with a Material Supplier or a Material Customer;

“Material Customer” means any customer of any Group Company which in the financial year ended on the Accounts Date accounted for, or in the current financial year is likely to account for, more than five per cent of the turnover of the Group Companies as a whole; and

“Material Supplier” means any supplier to any Group Company which either (a) in the financial year ended on the Accounts Date accounted for, or in the current financial year is likely to account for, more than five per cent of the value of supplies of goods and services to the Group Companies as a whole or (b) cannot readily be replaced without material disruption, interruption or cost to the Group Companies as a whole.

6.1	Compliance with Agreements

6.1.1	All the contracts to which any of the Group Companies is a party with a value in excess of GBP 100,000 and which are listed in Parts 01.02 and 11.03 of the Data Room Index, (which forms part of the Data Room Information as set out in the Data Room) are valid, binding and enforceable obligations of the relevant Group Company and each such contract shall continue to be valid, binding and enforceable obligations following Completion of the transaction contemplated hereby.

6.1.2	No Group Company is (or has agreed to become) a party to, bound by or liable under any contract which involves any agency, distributorship, franchise, consortium, collaboration, partnership, partnering, joint venture or project sharing arrangement.

6.1.3	No notice of termination of or intention to terminate any Material Contract has been received by any Group Company and, to the best of the Sellers’ knowledge, information and belief, no notice of termination of or intention to terminate any Material Contract has been given by any Group Company, and (but for this Agreement) it would have no intention to do so.

6.1.4	No Group Company is and, to the best of the Sellers’ knowledge, information and belief, no counterparty is, in material breach of any Material Contract.

6.2	Material Suppliers and Material Customers

6.2.1	Details of the principal terms of all Material Contracts (including any restrictions imposed on any party to them) are Disclosed.

6.2.2	In the last 12 months, no Material Customer or Material Supplier has:

(a)	stopped or reduced substantially its trading with any Group Company;

(b)	substantially changed the terms of its trading (including prices) with any Group Company; or

(c)	notified any Group Company of its intention to do so,

and, to the best of the Sellers’ knowledge, information and belief, there are no circumstances which are likely to result in any of such things.

7.	Employees and Employee Benefits

7.1	Current Employees

7.1.1	A materially accurate list of all employees of each Group Company as at July 2011 can be found at 01.15.01.03 in the Data Room and this list contains details of remuneration, benefits, date of birth, holiday entitlement, contractual notice entitlement and start date and an accurate list detailing headcount and total employee cost as at the employee pay date immediately preceding the date of this Agreement has been provided to the Purchaser. All such employees are employed by a Group Company exclusively in its business. No employees of any other member of the Sellers’ Group work partly or exclusively for any Group Company.

7.1.2	No Group Company uses the services of outworkers, agency workers or persons engaged pursuant to outsourcing arrangements, treated as self-employed, contracted labour or agents other than as described in the materially accurate lists of all such arrangements and pursuant to the contracts in each case Disclosed in the Data Room.

7.1.3	Other than Disclosed in the Disclosure Letter no person is currently seconded to any Group Company, and no Group Company is under any obligation to have any person seconded to it.

7.1.4	Each Group Company has taken reasonable steps to ensure that it has in its possession a copy of an original document validly evidencing the right of each of its employees to work for it in the United Kingdom.

7.2	Termination of Employment

7.2.1	No Senior Employee has given or received notice terminating his or her employment or has been given notice of retirement pursuant to paragraph 2 of Schedule 6 to the Employment Equality (Age) Regulations 2006 in the last 12 months.

7.2.2	To the best of the Sellers’ knowledge and belief, no claim has been made against any Group Company or any employee or former employee for breach of any contract of employment with any Relevant Employee, including but not limited to in relation to redundancy payments, protective awards, compensation for wrongful dismissal, unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any Relevant Employee or claim for discrimination which would have a material adverse effect upon the business of the Group.

7.2.3	Other than as required by applicable statutory provisions no Group Company has made or agreed to make any payment or provided or agreed to provide any benefit to any employee including for the avoidance of doubt any Senior Employee or former employee or any dependant of any such person in connection with the termination or suspension or variation of his contract of employment.

7.3	Trade Unions, Works Councils and Employee Representative Bodies

7.3.1	No Group Company has entered into any recognition or negotiation or collective bargaining or other agreement with a trade union, works council or other employee representative body. There are no trade unions, works council or other employee representative bodies which, in accordance with the terms of applicable laws or any collective bargaining or other such agreement, have the right to be informed and consulted by a Group Company on matters which affect Relevant Employees.

7.3.2	No Group Company has received in writing or issued any request in writing for the establishment of information and consultation arrangements, whether under the Information and Consultation of Employees Regulations 2004 or otherwise.

7.4	Collective Bargaining Agreements etc.

There are no union recognition agreements, collective agreements nor European Works Council agreements entered into between any Group Company and trade unions or representative bodies.

7.5	Industrial and other Disputes

7.5.1	No Group Company is involved in any strike industrial or trade dispute or any other dispute or negotiation with any trade union, works council or other body representing Relevant Employees of any Group Company and so far as the Sellers are aware, there are no circumstances which are likely to give rise to such a dispute or claim.

7.5.2	No Group Company is involved in any material Dispute with any Relevant Employees or former employees or has any liability outstanding in relation to such a material Dispute and so far as the Sellers are aware, there are no circumstances which are likely to give rise to such a dispute or claim.

7.6	TUPE

In the last five years, no Group Company has been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006).

7.7	Terms of Employment

7.7.1	Save for the bonus and profit sharing schemes disclosed at 1.15.09.03 and 1.15.09.04 in the Data Room, no Group Company is a party to any bonus, commission, profit-sharing, incentive, share option or other arrangement of a similar type.

7.7.2	Save as Disclosed in the employee contracts provided at 01.15.06 and 11.05 in the Data Room and the employee lists provided at 01.15.01.03 and 11.05.02 in the Data Room, there are no material benefits payable by a Group Company in respect of any periods of sickness, incapacity, disablement or leave.

7.7.3	Details are Disclosed of all employees who are on maternity, paternity, parental or adoption leave or secondment or other leave, or who have been absent due to ill health or for any other reason for a continuous period of one month or more, or who are likely to be absent for a continuous period of one month or more, including the reasons for absence.

7.7.4	A copy of the contract of employment of each Senior Employee is Disclosed and no Senior Employee is engaged on terms that differ materially from those set out in the list of Senior Employee terms Disclosed at 11.05.02 in the Data Room.

7.7.5	Except for the Senior Employees no employee is engaged on terms that differ materially from those set out in the standard contracts Disclosed in folder 01.15.06 in the Data Room.

7.7.6	No offer of a contract of employment or engagement has been made by any Group Company to any person with a basic annual salary in excess of £50,000 which has not yet been accepted, or which has been accepted but the individual’s employment or engagement has not yet commenced.

7.7.7	Copies of all of the staff handbooks, policies and procedures of each Group Company are Disclosed in the Data Room.

7.7.8	Since the Accounts Date (a) (other than as required by Law) no Group Company has changed, or agreed to materially change, the terms of employment of any of its employees and (b) no Group Company has provided, or agreed to provide, a gratuitous payment or benefit to any of its employees or former employees, or to any of their respective dependants.

7.7.9	Save for ordinary salary for the most recent period no amounts due from any Group Company to or in relation to any of its employees or former employees (including PAYE and national insurance) are in arrears or unpaid and no amounts in respect of bonus, commission or profit share have accrued (in whole or in part) but are not yet due for payment.

7.8	Inquiries and Investigations

There are no inquiries, investigations or proceedings existing, pending or threatened affecting any Group Company in relation to the employment of any of the Relevant Employees or former employees by the Commission for Equality and Human Rights or the Health and Safety Executive or any other Authorities.

7.9	Pensions

7.9.1	The Sellers’ Pension Schemes are the only schemes to which the Group Companies make or could become liable to make payments for providing retirement, death, disability or life assurance benefits.

7.9.2	The Sellers’ Pension Schemes are registered pension schemes under the Finance Act 2004, c. 12 of England and Wales. Members of the Sellers’ Pension Schemes are contracted-out of the State Second Pension Scheme.

7.9.3	All material details of the Sellers’ Pension Schemes, including current details of the rate(s) at which the Group Companies have agreed to contribute in respect of each employee or officer who is a member of the Sellers’ Pension Schemes, have been Disclosed to the Purchaser.

7.9.4	To the best of the Sellers’ knowledge, information and belief, all contributions or premiums due from a Group Company to or in respect of the Sellers’ Pension Schemes have been paid on or before the date on which payment falls due.

7.9.5	There are no members of the Sellers’ Pension Schemes other than those whose details have been supplied to the Purchaser in the Data Room and no employees who do not currently participate in one of the Sellers’ Pension Schemes are eligible for or have been offered membership of any of the Sellers’ Pension Schemes.

7.9.6	No undertaking or assurance has been given to any person or discretion or power exercised in respect of any person by or on behalf of the Group Companies or, to the best of the Sellers’ knowledge, information and belief, the trustees of the Sellers’ Pension Scheme:

(a)	that any benefits under the Sellers’ Pension Schemes (other than lump sum benefits on death in service) will be calculated by reference to any person’s remuneration or length of service or will be exactly any amount; or

(b)	as to the continuance of the Sellers’ Pension Schemes or the continuance, or improvement of any benefit provided by, or contribution to, the Sellers’ Pension Schemes except in relation to any continuance or improvement of any benefit that is required by the rules of a relevant scheme or by applicable laws; or

(c)	that his benefits will be provided on terms that are more favourable to him than would normally be applicable under the rules of the relevant scheme.

7.9.7	The New Covent Garden Soup Company Pension Scheme and to the best of the Sellers’ knowledge, information and belief, the other Sellers’ Pension Schemes are and have at all times been materially administered in accordance with all applicable laws, the requirements of HM Revenue and Customs and in accordance with their own governing documentation.

7.9.8	There are no claims (other than a routine claim for benefits) or complaint against a Group Company and, to the best of the Sellers’ knowledge, information and belief against the trustees of the Sellers’ Pension Schemes, and to the best of the Sellers’ knowledge, information and belief, no complaint or report has been made to the Pensions Regulator in respect of any act or omission arising out of or in connection with the Sellers’ Pension Schemes.

7.9.9	The Group Companies have complied at all times and in all material respects with their legal and regulatory requirements in relation to the Sellers’ Pension Schemes and there are no circumstances which could result in any penalty for failure to comply with Part 1 of the Welfare Reform and Pensions Act 1999 or the Stakeholder Pension Schemes Regulations 2000 becoming payable by a Group Company.

7.9.10	All benefits (other than lump sum benefits on death in service) payable under the Sellers’ Pension Schemes are money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993).

7.9.11	No contribution notices or financial support directions have been issued by the Pensions Regulator against a Group Company, and to the best of the Sellers’ knowledge, information and belief there are no circumstances which could give rise directly or indirectly to liability for a Group Company arising out of the operation of sections 38 to 56 inclusive of the Pensions Act 2004.

7.9.12	To the best of the Sellers’ knowledge, information and belief, no employees or officers or former employees or officers of a Group Company have been excluded from membership of the Sellers’ Pension Schemes who would otherwise have been eligible either under the governing documentation of the relevant scheme, under any applicable law or under any announcement or other contractual obligations and every such employee or officer has been properly notified of that right.

7.9.13	No employee or former employee has, in the five years prior to the Completion Date, ever had his contract of employment transferred to a Group Company from another employer in circumstances where the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 applied and the employee or former employee was entitled to defined benefit occupational pension scheme rights in respect of the former employment.

8.	Legal Compliance

8.1	Licences and Consents

8.1.1	All licences, consents and authorisations from Authorities material to the business of the Group Companies (the “Material Licences”) have been obtained and are in full force and effect.

8.1.2	Full details of all subsisting Material Licences and any outstanding or pending applications for any Material Licence are Disclosed.

8.1.3	No Group Company is or has been in breach of any terms and conditions of any such Material Licence and, so far as the Sellers are aware, there are no circumstances which are likely to result in any such Material Licence being suspended, terminated, varied, revoked or not renewed (in whole or in part).

8.2	Compliance with Laws

8.2.1	Each Group Company is conducting the business of the Group in material compliance with applicable laws, bye-laws and regulations.

8.2.2	There is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding against any Group Company which has had a material adverse effect upon the assets or business of the Group.

8.2.3	No Group Company has received any written notice during the past 24 months from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to a violation and/or failure to comply with any applicable law, bye-law or regulation, or requiring it to take or omit any action which in any case has had a material adverse effect on the business of the Group.

9.	Litigation

9.1	Current Proceedings

No Group Company is involved or has, in the past 24 months, been involved whether as claimant or defendant in any legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business (none of which exceeds GBP 100,000)) which is material to the business of the Group Company.

9.2	Pending Proceedings

No legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration involving a Group Company (other than as claimant in the collection of debts arising in the ordinary and usual course of its business (none of which exceeds GBP 100,000)) of material importance is pending or, to the best of the Sellers’ knowledge, information and belief, threatened against any Group Company and, to the best of the Sellers’ knowledge, information and belief, no circumstances have arisen which the Sellers are aware are likely to result in any such legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration of material importance.

10.	Tax

10.1	Returns, Information and Clearances

10.1.1	All returns, computations, notices and information which are or have been required to be made or given by each Group Company for any Taxation purpose (i) have been made or given within the requisite periods and on a proper basis, and are up-to-date and in all material respects correct; and (ii) none of them is the subject of any material dispute with or material investigation by Her Majesty’s Revenue and Customs or any other Tax Authority regarding liability or potential liability to any Tax recoverable from any Group Company or regarding the availability of any relief from any Group Company.

10.1.2	Each Group Company has duly and punctually paid all Tax which it has become liable to pay and no Group Company is, or has in the last three years been, liable to pay any penalty, fine or interest in connection with Tax.

10.1.3	Each Group Company has deducted or withheld all Tax which it has been obliged by Law to deduct or withhold from payments made by it, and has properly accounted to the relevant Tax Authority for all amounts so deducted or withheld.

10.1.4	Each Group Company has maintained and preserved all records required for Tax purposes or which may be needed to enable it to deliver complete and accurate returns, and has made all returns within applicable time limits. Each Group Company has sufficient records to calculate the Tax Liability (as defined in the Tax Deed of Covenant) or Relief which would arise on a disposal or on the realisation of each asset owned by it at Completion.

10.1.5	The amount of Tax chargeable on each Group Company during any accounting period ending on the Accounts Date or at any time during the period of three years ending on the Accounts Date has not depended upon any unpublished concession, agreement or other formal or informal arrangement with any Tax Authority.

10.2	Non-arms’ length transactions

No Group Company is or has been within the previous three years a party to any transaction or arrangement under which:

(a)	it has been or is required to pay for any asset or any services or facilities of any kind an amount which is in excess of the market value of such asset, services or facilities; or

(b)	it has been or is required to provide any asset or any services or facilities for a consideration which is less than the market value of such assets, services or facilities.

10.3	The Accounts and Tax

10.3.1	No Group Company has any liability in respect of Tax (whether actual or contingent):

(a)	in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Accounts Date or in respect of any period starting before the Accounts Date; or

(b)	referable to transactions effected on or before the Accounts Date,

that is not disclosed or provided for in the Accounts.

10.3.2	The amount of the provision for deferred Tax in respect of each Group Company contained in the Accounts was, at the Accounts Date, adequate and in accordance with accounting practices generally accepted in the United Kingdom and commonly adopted by companies carrying on businesses similar to those carried on by that Group Company.

10.4	Group matters

No Group Company is liable to pay any amount for Group Relief (or to repay any amount received for Group Relief) to any person which is not a Group Company.

10.5	Close Companies

No Group Company is a close company as defined in CTA 2010.

10.6	Company Residence

Each Group Company has been resident for Tax purposes in its place of incorporation, and nowhere else, at all times since its incorporation, and will be so resident at Completion, and its place of incorporation is the only country whose Tax Authorities seek to charge Tax on the worldwide profits and gains of that Group Company, and no Group Company has ever paid Tax on income profits or gains to any Tax Authority in any other country.

10.7	VAT

10.7.1	Each Group Company that is required to be registered for the purposes of VATA 1994:

(a)	is duly registered for the purposes of that Act;

(b)	has complied with all statutory provisions, rules, regulations, orders, directions and public guidance in respect of VAT, has promptly submitted accurate returns and maintains full and accurate records, invoices and other documents appropriate or required for the purposes of VATA 1994; and

(c)	has duly paid on a timely basis, and full and proper provision has been made in the Accounts for, all amounts of VAT for which it is liable.

10.7.2	The Disclosure Letter contains details of any VAT group(s) of which any Group Company is a member.

10.8	Stamp duty and stamp duty reserve tax

10.8.1	All documents by virtue of which any Group Company has any right or in the enforcement of which any Group Company is interested have been duly stamped.

10.8.2	Each Group Company has duly paid all stamp duty reserve tax for which it has been liable.

10.9	Miscellaneous

Short details of any share option schemes administered by a Group Company currently in place for employees of any Group Company are set out in the Disclosure Letter.

11.	Insolvency etc.

11.1	No Insolvency Event has occurred in relation to any Group Company and, to the best of the Sellers’ knowledge, information and belief, there are no circumstances leading to an Insolvency Event in respect of any Group Company.

11.2	No Group Company has by reason of actual or anticipated financial difficulties commenced negotiations with its creditors with a view to rescheduling any of its indebtedness.

12.	Competition

12.1	To the best of the Sellers’ knowledge, information and belief, neither of the Companies has been a party to any agreement which:

(a)	infringes Article 101 or 102 of the Treaty on the functioning of the European Union; or

(b)	infringes section 2 or section 18 of the Competition Act 1998 (U.K.), 1998, c. 41.

12.2	To the best of the Sellers’ knowledge, information and belief, neither of the Companies has given an undertaking to, or is subject to any order of or investigation by, or has received any request for information from the Office of Fair Trading, the Competition Commission or the European Commission under United Kingdom or European Union competition legislation where such undertaking, order, investigation or request for information is likely to cause a material loss or liability to either of the Companies.

12.3	Neither of the Companies have entered into any agreement that restricts their commercial behaviour in the United Kingdom or elsewhere to an appreciable extent in terms of duration or scope (such as, inter alia, any exclusive distribution agreements, exclusive purchasing agreements or non-competes).

13.	Sellers’ related arrangements

13.1	No Group Company is, or has during the past 24 months been, a party to any agreement or arrangement in which any Seller or any other member of SATS Ltd. and its subsidiaries is or has been interested.

13.2	No Group Company owes any sums to, or is owed any sums by, any Seller or SATS Ltd. and its subsidiaries.

14.	Insurance

14.1	Each of the Policies is in full force and effect and, so far as the Sellers are aware, there are no circumstances which are likely to make any of the Policies void or voidable.

14.2	No insurer has disputed or given any indication that it intends to dispute the validity of any of the Policies on any grounds. There are no premiums which are due and owing on the Policies.

15.	Grants and state aid

15.1	No Group Company has, in the last three years, applied for or received nor is it proposing to apply for any grant, subsidy, allowance, loan, payment, guarantee or other financial assistance or other aid of any kind from any Authority or any entity whose funding comes substantially from any Authority.

15.2	Neither the execution and delivery of this Agreement, nor the completion of the transactions contemplated hereby will result in the repayment of any such grant, subsidy, allowance, loan, payment, guarantee or such other financial assistance or other aid of any kind by any Group Company.

16.	Effect of the transaction pursuant to this Agreement

16.1	For the purpose of this Warranty 16:

“Material Contracts” means any contract with a Material Supplier or a Material Customer;

“Material Supplier” has the meaning ascribed to such term in Warranty 6; and

“Material Customer” has the meaning ascribed to such term in Warranty 6.

16.2	To the best of the Sellers’ knowledge, information and belief, the entry into and performance of the Sellers’ obligations under the Operative Documents will not materially breach or require the consent of any person under any Material Contract, Policy or Material Licence held by any Group Company.

Schedule 5

Purchaser’s Warranties

1	Incorporation

It is a company duly incorporated and validly existing under its laws of incorporation.

2	Authority to Enter into this Agreement etc.

It has the legal right and full power and authority to enter into and perform this Agreement and any other Operative Document to which it is a party, which when executed will constitute valid and binding obligations on the Purchaser, in accordance with their respective terms.

3	No Breach

The execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement and any other Operative Document to which it is a party will not and are not likely to:

(a)	result in a breach of any provision of the memorandum and articles of association (or equivalent constitutional document) of the Purchaser; or

(b)	result in a breach of, or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under, any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the Purchaser is a party or by which the Purchaser or any of its assets is bound.

4	Insolvency

No Insolvency Event has occurred in relation to the Purchaser and there are no circumstances that may give rise to an Insolvency Event.

5	Regulatory Clearances

To the best of the Purchaser’s knowledge, information and belief after having consulted with its legal advisers, there are no mandatory competition clearances required in respect of the transactions contemplated by this Agreement.

6	Purchaser’s knowledge

As of the date of this Agreement, neither the Purchaser nor the Guarantor has actual knowledge of any fact, matter or event which will entitle it, immediately after Completion, to bring a claim under the Sellers’ Warranties and/or Tax Deed of Covenant which claim it is contemplating. For the purpose of this paragraph 6, the Purchaser and the Guarantor are deemed to have the actual knowledge of Irwin Simon, Ira Lamel, Denise Faltischek, Kimberly Arena Pat Conte, David Matwij, Tony Butcher and Jack Futterman but of no other person, in each case as at the date of this Agreement.

Schedule 6

Limitation of Sellers’ Liability

1.	Time Limitation for Claims

1.1	The Sellers shall not be liable under this Agreement or the Tax Deed of Covenant in respect of any claim under or in connection with this Agreement or the Tax Deed of Covenant unless a notice of the claim is given by the Purchaser to the Sellers:

1.1.1	in the case of any claim under the Tax Warranties or any claim under the Tax Deed of Covenant, within four years following Completion;

1.1.2	in the case of any other claim under or in connection with the General Warranties (other than the Fundamental Warranties) or the Retention Plan Indemnity, within 24 months following Completion;

1.1.3	in the case of any other claim under this Agreement (including the Swissco Indemnity) other than a claim under the Fundamental Warranties and the Relevant Provisions or other than as provided in paragraphs 1.1.1 and 1.1.2 above, within 36 months following Completion;

1.1.4	in the case of a claim under Clause 13.1.1, within 24 months following the expiry of the obligation therein and in the case of a claim under Clause 13.1.2, within 24 months following the expiry of the obligation therein; and

1.1.5	in the case of a claim under Clause 11.2.1, 11.2.2, 11.2.3(i) and 11.2.3(ii) respectively, within 24 months following the expiry of the obligation in each such respective limb,

save that the time limits above shall not apply to claims under the Fundamental Warranties.

1.2	Subject to paragraph 1.3 below:

1.2.1	The only Sellers’ Warranties given in respect of the Properties are those contained in paragraphs 3.1 and 3.2 of Schedule 4. None of the other Sellers’ Warranties shall or shall be deemed to be, whether directly or indirectly, a warranty in respect of the Properties, and the Purchaser acknowledges and agrees that the Sellers make no other warranty as to the Properties.

1.2.2	The only Sellers’ Warranties given in respect of Environmental Matters and Food Safety Matters are those contained in paragraph 4 of Schedule 4. None of the other Sellers’ Warranties shall or shall be deemed to be, whether directly or indirectly, a warranty in respect of Environmental Matters and Food Safety Matters, and the Purchaser acknowledges and agrees that the Sellers make no other warranty as to Environmental Matters and Food Safety Matters.

1.2.3	The only Sellers’ Warranties given in respect of Intellectual Property, know-how and Information Technology (or any agreements relating thereto) are those contained in paragraph 5 of Schedule 4. None of the other Sellers’ Warranties shall or shall be deemed to be, whether directly or indirectly, a warranty in respect of Intellectual Property, know-how or Information Technology (or any agreement relating thereto), and the Purchaser acknowledges and agrees that the Sellers make no other warranty as to Intellectual Property, know-how or Information Technology (or any agreement relating thereto).

1.2.4	The only Sellers’ Warranties given in respect of pensions and employment matters (other than in relation to Tax) are those contained in paragraph 7 of Schedule 4. None of the other Sellers’ Warranties shall or shall be deemed to be, whether directly or indirectly, a warranty in respect of pensions and employment matters, and the Purchaser acknowledges and agrees that the Sellers make no other warranty as to pensions and employment matters.

1.2.5	The only Sellers’ Warranties given in respect of Tax are those contained in paragraph 10 of Schedule 4. None of the other Sellers’ Warranties shall or shall be deemed to be, whether directly or indirectly, a warranty in respect of Tax and the Purchaser acknowledges and agrees that the Sellers make no other warranty as to Tax.

1.2.6	The only Sellers’ Warranties given in respect of competition matters are those contained in paragraph 12 of Schedule 4. None of the other Sellers’ Warranties shall or shall be deemed to be, whether directly or indirectly, a warranty in respect of competition matters, and the Purchaser acknowledges and agrees that the Sellers make no other warranty as to competition matters.

1.3	The following Sellers’ Warranties in Schedule 4 shall not be limited in any way by paragraph 1.2 above: paragraphs 2.1, 2.2 and 2.3 (Accounts), 3.2 (Assets), 6.1 and 6.2 (Material Contracts), 8.1 and 8.2 (Legal Compliance), 9 (Litigation), 13 (Sellers’ related arrangements) and 16 (Effect of transaction pursuant to this Agreement).

2.	Minimum Claims

The Sellers shall not be liable under this Agreement (other than the Fundamental Warranties, the Swissco Indemnity, the Retention Plan Indemnity and the Relevant Provisions) in respect of any claim:

2.1	where the liability agreed or determined (disregarding the provisions of this paragraph 2) in respect of any individual claim (or a series of claims arising from substantially identical facts or circumstances) does not exceed GBP100,000 and all such liabilities arising from substantially identical facts or circumstances shall be treated as one individual claim; and,

2.2	unless the aggregate cumulative liability agreed or determined (disregarding the provisions of this paragraph 2) in respect of all such claims (other than any claims or series of claims which are less than GBP100,000) exceeds GBP2,000,000, in which case the Sellers shall be liable for both the initial GBP2,000,000 and the excess.

3.	Maximum Liability

3.1	The total maximum aggregate liability of the Sellers (including all legal and other costs and expenses but excluding the legal and other costs and expenses of the Sellers in assessing or defending a claim) in respect of all breaches under this Agreement (other than a breach of the Fundamental Warranties and/or the Relevant Provisions and/or in respect of Secondary Tax Liabilities and/or the Retention Plan Indemnity and/or the Swissco Indemnity) and the Tax Deed of Covenant (excluding Secondary Tax Liabilities) shall not exceed 30 per cent. of the aggregate of (i) the Completion Consideration (as adjusted by Clause 5); and (ii) any Deferred Consideration (as adjusted by Clause 6) actually paid to and received by the Sellers.

3.2	The total maximum aggregate liability of the Sellers in respect of all breaches under this Agreement and the Tax Deed of Covenant (including Fundamental Warranties, Tax Warranties, Secondary Tax Liabilities, Relevant Provisions, the Retention Plan Indemnity and the Swissco Indemnity) shall not exceed the aggregate Consideration paid (as adjusted by Clauses 5 and 6).

3.3	The total maximum aggregate liability of the Sellers in paragraphs 3.1 and 3.2 above shall apply to the Sellers jointly and severally and irrespective of the amount of the Consideration apportioned to each Seller.

4.	Provisions

The Sellers shall not be liable under this Agreement (other than a claim under the Tax Warranties, Fundamental Warranties and/or the Relevant Provisions) in respect of any claim if and to the extent that specific allowance, provision or reserve is made in the Accounts or the Management Accounts for the matter giving rise to the claim.

5.	Matters Arising Subsequent to this Agreement

The Sellers shall not be liable under this Agreement (other than a claim under the Tax Warranties) in respect of any matter to the extent that the same would not have occurred but for:

5.1	Agreed Matters

any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or the Tax Deed of Covenant or otherwise at the written request or with the written approval or consent of the Purchaser;

5.2	Acts of the Purchaser

any act, omission or transaction of the Purchaser or any member of the Purchaser’s Group or any of the Group Companies, or their respective directors, officers or employees or successors in title, after Completion is done, committed or effected outside the ordinary and usual course of business unless pursuant to a legally binding commitment to which a Group Company is subject on or before Completion;

5.3	Changes in Legislation

5.3.1	the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (but without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement; or

5.3.2	any change after the date of this Agreement of any generally accepted interpretation or application of any legislation; and

5.4	Accounting and Taxation Policies

any change in accounting or Taxation policy, bases or practice of the Purchaser or any of the Group Companies introduced or having effect after Completion, save as required to comply with applicable law or regulation in force as at Completion.

5.5	Net Benefit

The Sellers shall in addition not be liable under this Agreement in respect of any claim for any Losses suffered by the Purchaser or the Group Companies, to the extent of any corresponding savings by or net benefit to the Purchaser or any other member of the Purchaser’s Group or the Group Companies arising directly therefrom.

6.	Recovery from Third Parties following Recovery from the Sellers

6.1	If, in respect of any matter which would give rise to a claim under the Sellers’ Warranties (other than the Tax Warranties) any member of the Purchaser’s Group is entitled to claim under any policy of insurance, then the appropriate member of the Purchaser’s Group shall make a claim against its insurers and take all reasonable steps to pursue such claim and any amount actually recovered in respect of such insurance claim, where received prior to any payment being made from the Sellers in respect of the relevant claims, shall reduce any such claims under the Sellers’ Warranties (other than the Tax Warranties), less all reasonable costs of recovery and Taxation thereon and any directly related increase in the future premiums payable for such insurance.

6.2	Where the Purchaser or any member of the Purchaser’s Group is at any time entitled to recover from some other person (other than an insurer under an insurance policy referred to under paragraph 6.1 of this Schedule) any sum in respect of any matter giving rise to a claim under the Sellers’ Warranties (other than the Tax Warranties), the Purchaser shall, and shall procure that the member of the Purchaser’s Group concerned shall, take all reasonable steps to enforce such recovery prior to taking action against the Sellers, (provided that it shall not be under an absolute obligation to enforce such recovery in all circumstances). In the event that the Purchaser or any member of the Purchaser’s Group shall recover any amount from such other person prior to receiving payment from the Sellers in respect of the relevant claim, the amount of the claim against the Sellers shall be reduced by the amount so recovered, less all reasonable costs of recovery and any Taxation.

6.3	If the Sellers pay at any time to the Purchaser or any member of the Purchaser’s Group an amount pursuant to a claim in respect of the Sellers’ Warranties (other than the Tax Warranties( or under any provision of this Agreement and the Purchaser or the relevant member of the Purchaser’s Group subsequently recovers or becomes entitled to recover from some other person any sum in respect of any matter giving rise to such claim, the Purchaser shall, and shall procure that the relevant member of the Purchaser’s Group shall, take all necessary steps to enforce recovery, and shall if the aggregate of the amounts paid by the Sellers and the amounts actually recovered from such other person exceeds the loss suffered by the Purchaser for or in respect of the matter or thing giving rise to such claim, forthwith repay to the Sellers the lesser of (i) the amount paid by the Sellers to the Purchaser or relevant member of the Purchaser’s Group; and (ii) the sum (including interest (if any)) recovered or recoverable from such other person less any Tax thereon and all reasonable costs or expenses incurred in effecting such recovery.

6.4	If any repayment is made to the Sellers pursuant to paragraph 6.3 above, an amount equal to such payment shall be deemed never to have been paid by the Sellers to the Purchaser for the purposes of calculating the liability of the Sellers under paragraph 3 of this Schedule 6.

7.	Mitigation of Losses

The Purchaser shall procure and ensure that reasonable steps are taken and reasonable assistance is given to avoid or mitigate any Losses, which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement.

8.	Fraud

None of the limitations contained in this Schedule shall apply to any claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud by the Sellers, any Group Company or any of their respective directors, officers or employees committed or done prior to Completion.

9.	Double Claims

The Purchaser shall not be entitled to recover from the Sellers under this Agreement or the Tax Deed of Covenant more than once in respect of the same damage suffered.

10.	Tax

10.1	In calculating the liability of the Sellers for any breach of this Agreement, there shall be taken into account the amount (if any) by which any Taxation for which the Purchaser or the Companies would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability or any repayment of Taxation attributable to the matter giving rise to such liability.

10.2	The Sellers shall not be liable in respect of any breach of the Tax Warranties if such liability would have been excluded under the provisions of Clause 3 of the Tax Deed of Covenant (treating such liability as if, for the purposes of Clause 3 of the Tax Deed of Covenant, it were a Tax Liability (as defined in the Tax Deed of Covenant)).

11.	Contingent and Unquantifiable Liabilities

No liability shall attach to the Sellers in respect of any claim to the extent that the claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be.

12.	Opportunity to Remedy

No liability shall attach to the Sellers in respect of any claim if and to the extent that the breach giving rise to such claim is capable of remedy (without cost or loss to any member of the Purchaser’s Group) except to the extent that the relevant breach remains unremedied (without such cost) after the expiry of 30 days following receipt by the Sellers of the relevant notice from the Purchaser under Clause 10 of this Agreement.

13.	Limitations Not Mutually Exclusive

The limitations set forth in this Schedule, and elsewhere in this Agreement or the Tax Deed of Covenant, are not mutually exclusive, and the application of any one or more limitations shall not preclude or debar the application of any one or more other limitations.

14.	No Claim for Special Loss

The Sellers shall have no liability under this Agreement or the Tax Deed of Covenant for (whether actual or prospective) any loss of expected future business, exemplary damages or consequential or indirect losses (other than consequential or indirect losses which are within the reasonable contemplation of the Sellers and the Purchaser and/or Guarantor as at the date of this Agreement).

15.	Other Limitations

15.1	The Sellers shall only be liable in respect of any claim if and to the extent that such claim is admitted by the Sellers or proven in a forum of competent jurisdiction.

15.2	Each provision of this Schedule shall be read and construed without prejudice to each of the other provisions of this Schedule.

15.3	Save as expressly set out in this Agreement, without prejudice to Clause 14.3 of this Agreement, the Purchaser acknowledges and agrees that the Sellers do not give or make any warranty as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of honestly expressed opinion provided to the Purchaser, the Guarantor, any member of the Purchaser’s Group and/or any of their respective directors, officers, employees, advisers and/or agents (however so provided) on or prior to the date of this Agreement, including, in the Disclosure Letter or the information supplied to or made available to the Purchaser, the Guarantor, any member of the Purchaser’s Group and/or any of their respective directors, officers, employees, advisers and/or agents during its due diligence exercise.

15.4	The Sellers shall not be liable for any breach of any Sellers’ Warranty (other than any Tax Warranties) which would not have arisen but for any reorganisation (including a cessation of the whole or part of any trade) or change in ownership of any member of the Purchaser’s Group after Completion, or change in any accounting basis on which any member of the Purchaser’s Group values its assets or any accounting basis, method, policy or practice of any member of the Purchaser’s Group which is different from that adopted or used in the preparation of the Accounts.

Schedule 7

Form of Tax Deed of Covenant

Schedule 8

Form of Data Room Index

Schedule 9

Part 1

(Clause 5) – Post-Completion Adjustments

Form and Content

1.	Each of the Completion Accounts shall be drawn up in the following manner:

(i)	in accordance with the policies, procedures and practices set out in paragraph 2 of this Schedule 9;

(ii)	on the same basis and using the same accounting principles, procedures, methodologies and practices adopted in the Accounts, applied on a consistent basis and including in relation to the exercise of discretion and judgement; and

(iii)	in accordance with IFRSs as adopted in the United Kingdom as at the date of this Agreement.

In the event of any conflict between the application of sub-paragraphs (i), (ii) and (iii) of paragraph 1, the application of sub-paragraph (i) shall take precedence over the application of sub-paragraphs (ii) and (iii) and the application of sub-paragraph (ii) shall take precedence over the application of sub-paragraph (iii).

2.	General

2.1	The Completion Accounts shall be prepared on the basis that they relate to the Group as a going concern and shall exclude any effect of the change of control or ownership of the Companies contemplated by this Agreement or any other effect of this Agreement.

2.2	The Completion Accounts shall be prepared in the format set out in Part 2 of this Schedule 9.

2.3	The provisions of this Schedule 9 and the line items comprising the Completion Accounts shall be interpreted so as to avoid double counting (whether positive or negative) and/or omissions of any item.

2.4	In preparing and finalising the Completion Accounts, no account shall be taken of any event taking place or information becoming available after the date on which the Completion Accounts are delivered from the Purchaser to the Seller.

2.5	The Completion Accounts shall be expressed in GBP and amounts in other currencies shall be translated into GBP at the exchange rates prevailing on the close of business on 21 October 2011 as derived from the Financial Times.

3.	Preparation

3.1	The Completion Accounts and the computation of the Balance Sheet Adjustment shall be delivered to the Sellers by the Purchaser as soon as is practicable following Completion and, in any event, not later than 45 days after Completion. Prior to such delivery, the Purchaser shall, so far as is practicable, consult with the Sellers with a view to reducing the potential areas of future disagreement.

3.2	Each of the Sellers and the Purchaser shall co-operate with the other with regard to the preparation, review, agreement or determination of the Completion Accounts and the computation of the Balance Sheet Adjustment and shall, subject to reasonable notice, make available during normal office hours to the other and its representatives and accountants all books, records and working papers as the other Party(ies) may reasonably require. The Sellers and their advisers will also be granted reasonable access to personnel and premises of the Group for these purposes but at all times contact must be made by the Sellers via the Chief Financial Officer of the Purchaser (or his designee).

3.3	If the Sellers do not within 30 days of presentation to it of the Completion Accounts and the computation of the Balance Sheet Adjustment give notice to the Purchaser that it disagrees with any of the Completion Accounts, the computation of the Balance Sheet Adjustment or any item thereof, such notice stating the reasons for the disagreement in reasonable detail and specifying the adjustments which, in the Sellers’ opinion should be made to such Completion Accounts and the computation of the Balance Sheet Adjustment (the “Sellers’ Disagreement Notice”), the Completion Accounts shall be final and binding on the Parties for all purposes (including, for the avoidance of doubt, the computation of the Balance Sheet Adjustment). In respect of all sums not in dispute as set out in the Sellers’ Disagreement Notice, the Completion Accounts and the computation of the Balance Sheet Adjustment shall be deemed agreed. If the Sellers give a Sellers’ Disagreement Notice within such 30 days, the Purchaser and the Sellers shall attempt in good faith to reach agreement in respect of which of the specific items disputed set out in the Sellers’ Disagreement Notice should be included in the Completion Accounts and/or the computation of the Balance Sheet Adjustment (the “Disputed Completion Accounts”) and, if they are unable to do so within 14 days of such notification, the Purchaser or the Sellers may by notice to the other require that such items as remain in dispute be referred to the Completion Reporting Accountants.

3.4	The Completion Reporting Accountants shall be engaged jointly by the Sellers and the Purchaser on the terms set out in this Schedule 9 and otherwise on such terms as shall be agreed between the Sellers and the Purchaser in writing; provided that neither the Sellers nor the Purchaser shall unreasonably (having regard, inter alia, to the provisions of this Schedule 9) refuse its agreement to terms proposed by the Completion Reporting Accountants or by the other Party(ies). If the terms of engagement of the Completion Reporting Accountants have not been settled within 14 days of their identity having been determined (or such longer period as the Sellers and the Purchaser may agree in writing) then, unless the Sellers or the Purchaser is unreasonably refusing its agreement to those terms, those accountants shall be deemed never to have become the Completion Reporting Accountants and new Completion Reporting Accountants shall be selected in accordance with the provisions of this Agreement.

3.5	Except to the extent that the Sellers and the Purchaser agree otherwise, the Completion Reporting Accountants shall determine their own procedure but:

3.5.1	apart from procedural matters and as otherwise set out in this Agreement shall determine only those items set out in the Sellers’ Disagreement Notice which have not been agreed by the Parties and whether these should be included in the Disputed Completion Accounts in order to correct the relevant inaccuracy in it;

3.5.2	shall apply the principles set out in paragraphs 1 and 2 herein;

3.5.3	shall make their determination pursuant to paragraph 3.5.1 as soon as is reasonably practicable and in any event within 20 days from their appointment; and

3.5.4	the procedure of the Completion Reporting Accountants shall:

(i)	give the Sellers and the Purchaser a reasonable opportunity to make written representations to them;

(ii)	require that the Completion Reporting Accountants supply the Parties with a copy of any written representations made by any Party and allow each Party to comment on the other’s written representations; and

(iii)	for the avoidance of doubt, the Completion Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.

3.6	The determination of the Completion Reporting Accountants pursuant to paragraph 3.5.1 shall:

3.6.1	be made in writing; and

3.6.2	unless otherwise agreed in writing by the Sellers and the Purchaser, include reasons for each relevant determination.

3.7	The Completion Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the Parties save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Completion Reporting Accountants for correction). In particular, without limitation, their determination shall be deemed to be incorporated into the Disputed Completion Accounts and the computation of the Balance Sheet Adjustment.

3.8	The proportion of expenses (including VAT) of the Completion Reporting Accountants borne by the Purchaser shall be the same proportion as the items ruled in the Sellers’ favour compared to the total items disputed by the Sellers. The remaining expenses (including VAT) of the Completion Reporting Accountants shall be borne by the Sellers.

3.9	The Sellers and the Purchaser shall co-operate with the Completion Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, without limitation, the Purchaser shall keep up-to-date and, subject to reasonable notice, make available during normal office hours to the Completion Reporting Accountants all books, working papers and records relating to the Group as the Completion Reporting Accountants may reasonably request during the period from the appointment of the Completion Reporting Accountants down to the making of the relevant determination.

3.10	Nothing in paragraph 3 shall entitle a Party or the Completion Reporting Accountants access to any information or document which is protected by legal professional privilege or litigation privilege, provided that neither the Sellers nor the Purchaser shall be entitled to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

4.	Balance Sheet Adjustment

The Balance Sheet Adjustment computation is set out in Part 2 of Schedule 9 and as further illustrated in paragraph 5, being Y- W + N, where:

Y is the aggregate working capital of the Group at 21 October 2011;

W is the aggregate working capital of the Group as at 31 August 2011; and

N is the net cash or (debt) position of the Group as at 21 October 2011.

5.

Schedule 9

Part 2

Schedule 10

Part 1

(Clause 7) – Proforma Consultation Accounts

1.	Form and Content

The Proforma Consultation Accounts illustrating the computation of 2012 Forecast EBITDA and/or 2013 Forecast EBITDA shall be drawn up using the figures in the 2012 Management Forecast as presented in the Financial Due Diligence Addendum Report and set out in Part 2 of this Schedule 10 but excluding any amounts in the 2012 Management Forecast that relate to the Disposed Business taking into account the date of the disposal of the Disposed Business with respect to the financial years ending 31 March 2012 and 31 March 2013 if such disposal takes place within the 2012 Deferred Consideration Period and the financial year ending 31 March 2013 only if such disposal takes place within the 2013 Deferred Consideration Period.

To illustrate:

(i)	if the disposal of the Disposed Business is completed as at 31 December 2011, then:

•	the 2012 Forecast EBITDA would exclude amounts in the 2012 Management Forecast that relate to the Disposed Business in the period 1 January 2012 to 31 March 2012 (inclusive); and

•

2013 Forecast EBITDA would exclude all amounts in the 2012 Management Forecast that relate to the Disposed Business (as the disposal happened prior to the start of the financial year ending 31 March 2013).

(ii)	if the disposal of the Disposed Business is completed as at 30 June 2012, then only the 2013 Forecast EBITDA needs to be prepared and the 2013 Forecast EBITDA would exclude amounts in the 2012 Management Forecast that relate to the Disposed Business in the period 1 July 2011 to 31 March 2012 (inclusive).

2.	General

2.1	The Proforma Consultation Accounts and the computation of the Forecast EBITDA shall be prepared on the basis that they relate to the Group as a going concern and shall exclude any effect of the change of control or ownership of the Companies contemplated by this Agreement or any other effect of this Agreement.

2.2	The Proforma Consultation Accounts and the computation of the Forecast EBITDA shall be prepared in the format set out in Part 2 of this Schedule 10.

2.3	The provisions of this Schedule 10 and the line items comprising the Proforma Consultation Accounts shall be interpreted so as to avoid double counting (whether positive or negative) and/or omissions of any item.

3.	Preparation

3.1	The Proforma Consultation Accounts and the computation of the Forecast EBITDA shall be delivered to the Sellers by the Purchaser as soon as is practicable following the First Consultation Date and, in any event, not later than 45 days after the First Consultation Date. Prior to such delivery, the Purchaser shall, so far as is practicable, consult with the Sellers with a view to reducing the potential areas of future disagreement.

3.2	Each of the Sellers and the Purchaser shall co-operate with the other with regard to the preparation, review, agreement or determination of the Proforma Consultation Accounts and the computation of the Forecast EBITDA and shall, subject to reasonable notice, make available during normal office hours to the other and its representatives and accountants all books, records and working papers as the other Party(ies) may reasonably require. The Sellers and their advisers will also be granted reasonable access to personnel and premises of the Group for these purposes but at all times contact must be made by the Sellers via the Chief Financial Officer of the Purchaser (or his designee).

3.3	If the Sellers do not within 30 days of presentation to it of the Proforma Consultation Accounts and the computation of the Forecast EBITDA give notice to the Purchaser that it disagrees with any of the Proforma Consultation Accounts, the computation of the Forecast EBITDA or any item thereof, such notice stating the reasons for the disagreement in reasonable detail and specifying the adjustments which, in the Sellers’ opinion should be made to such Proforma Consultation Accounts and computation of Forecast EBITDA (the “Sellers’ Proforma Disagreement Notice”), the Proforma Consultation Accounts shall be final and binding on the Parties for all purposes (including, for the avoidance of doubt, the computation of Forecast EBITDA). In respect of all sums not in dispute as set out in the Sellers’ Proforma Disagreement Notice, the Proforma Consultation Accounts and the computation of the Forecast EBITDA shall be deemed agreed. If the Sellers give a Sellers’ Proforma Disagreement Notice within such 60 days), the Purchaser and the Sellers shall attempt in good faith to reach agreement in respect of which of the specific items disputed set out in the Sellers’ Proforma Disagreement Notice should be included in the Proforma Consultation Accounts and/or the computation of the Forecast EBITDA (the “Disputed Proforma Consideration Accounts”) and, if they are unable to do so within 14 days of such notification, the Purchaser or the Sellers may by notice to the other require that such items as remain in dispute be referred to the Proforma Consultation Reporting Accountants.

3.4	The Proforma Consultation Reporting Accountants shall be engaged jointly by the Sellers and the Purchaser on the terms set out in this Schedule 10 and otherwise on such terms as shall be agreed between the Sellers and the Purchaser in writing; provided that neither the Sellers nor the Purchaser shall unreasonably (having regard, inter alia, to the provisions of this Schedule 10) refuse its agreement to terms proposed by the Proforma Consultation Reporting Accountants or by the other Party(ies). If the terms of engagement of the Proforma Consultation Reporting Accountants have not been settled within 14 days of their identity having been determined (or such longer period as the Sellers and the Purchaser may agree in writing) then, unless the Sellers or the Purchaser is unreasonably refusing its agreement to those terms, those accountants shall be deemed never to have become the Proforma Consultation Reporting Accountants and new Proforma Consultation Reporting Accountants shall be selected in accordance with the provisions of this Agreement.

3.5	Except to the extent that the Sellers and the Purchaser agree otherwise, the Proforma Consultation Reporting Accountants shall determine their own procedure but:

3.5.1	apart from procedural matters and as otherwise set out in this Agreement shall determine only those items set out in the Sellers’ Proforma Disagreement Notice which have not been agreed by the Parties and whether these should be included in the Disputed Proforma Consideration Accounts in order to correct the relevant inaccuracy in it;

3.5.2	shall apply the principles set out in paragraphs 1 and 2 herein;

3.5.3	shall make their determination pursuant to paragraph 3.5.1 as soon as is reasonably practicable and in any event within 20 days from their appointment; and

3.5.4	the procedure of the Proforma Consultation Reporting Accountants shall:

(i)	give the Sellers and the Purchaser a reasonable opportunity to make written representations to them;

(ii)	require that the Proforma Consultation Reporting Accountants supply the Parties with a copy of any written representations made by any Party and allow each Party to comment on the other’s written representations; and

(iii)	for the avoidance of doubt, the Proforma Consultation Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.

3.6	The determination of the Proforma Consultation Reporting Accountants pursuant to paragraph 3.5.1 shall:

3.6.1	be made in writing; and

3.6.2	unless otherwise agreed in writing by the Sellers and the Purchaser, include reasons for each relevant determination.

3.7	The Proforma Consultation Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the Parties save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Proforma Consultation Reporting Accountants for correction). In particular, without limitation, their determination shall be deemed to be incorporated into the Disputed Proforma Consideration Accounts and the computation of the Forecast EBITDA.

3.8	The proportion of expenses (including VAT) of the Proforma Consultation Reporting Accountants borne by the Purchaser shall be the same proportion as the items ruled in the Sellers’ favour compared to the total items disputed by the Sellers. The remaining expenses (including VAT) of the Proforma Consultation Reporting Accounts shall be borne by the Sellers.

3.9	The Sellers and the Purchaser shall co-operate with the Proforma Consultation Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, without limitation, the Purchaser shall keep up-to-date and, subject to reasonable notice, make available during normal office hours to the Proforma Consultation Reporting Accountants and the Sellers all books, working papers and records relating to the Group as the Proforma Consultation Reporting Accountants may reasonably request during the period from the appointment of the Proforma Consultation Reporting Accountants down to the making of the relevant determination.

3.10	Nothing in paragraph 3 shall entitle a Party or the Proforma Consultation Reporting Accountants access to any information or document which is protected by legal professional privilege or litigation privilege, provided that neither the Sellers nor the Purchaser shall be entitled to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

Schedule 10

Part 2

Schedule 11

Form of Parent Undertaking

Schedule 12

Part 1

(Clause 6) Deferred Consideration Accounts

1.	Form and Content

The Deferred Consideration Accounts shall be drawn up in the following manner:

(i)	in accordance with the policies, procedures and practices set out in paragraphs 2 and 3 of this Schedule 12;

(ii)	on the same basis and using the same accounting principles, procedures, methodologies and practices adopted in the Accounts, applied on a consistent basis and including in relation to the exercise of discretion and judgement; and

(iii)	in accordance with IFRSs as adopted in the United Kingdom as at the date of this Agreement.

In the event of any conflict between the application of sub-paragraphs (i), (ii) and (iii) of paragraph 1, the application of sub-paragraph (i) shall take precedence over the application of sub-paragraphs (ii) and (iii) and the application of sub-paragraph (ii) shall take precedence over the application of sub-paragraph (iii).

2.	Policies to be applied in calculating Deferred Consideration

(1)	Eliminations should be made in relation to inter-company transactions between (1) International Cuisine and the International Cuisine Subsidiaries and (2) S Daniels and the S Daniels Subsidiaries

(2)	In calculating Actual EBITDA for the purposes of preparing the 2012 Deferred Consideration Accounts and the 2013 Deferred Consideration Accounts, the following adjustments shall be made:

(i)	Actual EBITDA shall exclude any interest charges, corporation and deferred tax charges, depreciation, amortisation and any profits or losses on the disposal of assets or shares;

(ii)	Actual EBITDA shall exclude any impairments or goodwill write-offs;

(iii)	Actual EBITDA shall exclude any capital charges or write-offs or sales out of the ordinary course of business;

(iv)	Actual EBITDA shall exclude any legal, accounting or advisory fees relating to this Agreement or the sale of the Shares;

(v)	Actual EBITDA shall exclude any amount of remuneration and other emoluments (including salary, all bonuses, commission, profit-sharing arrangements, incentive payments, retention payments, and payment in kind) of the Senior Employees in excess of the amounts in the 2012 Management Forecast and the 2013 Management Forecast respectively;

(vi)	Actual EBITDA shall adjust for any transactions between the Purchaser and any member of the Purchaser’s Group and any Group Company so that such transactions are carried out on arm’s length commercial terms including, without limitation charges made for management or other services;

(vii)	Actual EBITDA shall exclude any revenues or costs relating to products which fall outside the normal and ordinary course of business carried on by the Group Companies as at the Completion Date (soup, ready meals, desserts, drinks, fruit and ingredients) and for the avoidance of doubt shall exclude any revenues and costs relating to the existing business of the Purchaser’s Group immediately prior to Completion or acquisitions after Completion;

(viii)	Actual EBITDA shall exclude any amounts paid by the Sellers and received by the Purchaser and/or a Group Company in respect of claims made under this Agreement (including costs awarded by a court to the Purchaser and/or a Group Company) if and to the extent that the same has an effect on Actual EBITDA. For the avoidance of doubt, such amounts shall only impact the Actual EBITDA of the financial year in which the payment was received;

(ix)	Actual EBITDA shall exclude any costs relating to redundancies or reorganisations (“Reorganisations”) which are not in the ordinary course of business including any additional staff or other costs borne by the Group in relation to additional services which the Group provides or has to provide to the Purchaser and the Purchaser’s Group over and above the level of benefits achieved from such Reorganisations within the 2012 Deferred Consideration Period or the 2013 Deferred Consideration Period (as the case may be). To the extent that benefits arise in the 2012 Deferred Consideration Period where associated costs have been excluded in the 2012 Deferred Consideration Period, then the excluded costs shall be included in the 2013 Deferred Consideration Period capped at the level of related benefits in the 2013 Deferred Consideration Period. For the avoidance of doubt, the exclusion herein shall not apply to any actions undertaken as a result in deterioration in trading from the projections in the 2012 Management Forecast and 2013 Management Forecast respectively;

(x)	Actual EBITDA shall exclude any costs relating to dilapidations or other costs of a capital nature unless provided for in the 2012 Management Forecast or 2012 Management Forecast;

(xi)	Actual EBITDA shall exclude the impact of any adjustments directly related to purchase accounting applied to the opening balance sheet of the Group Companies; and

(xii)	Actual EBITDA shall eliminate the effect on EBITDA of any transaction or event which constitutes a breach of the undertakings contained in Clause 7 if and to the extent such breach has an effect on EBITDA.

3.	General

3.1	The Deferred Consideration Accounts and the computation of Actual EBITDA shall be prepared on the basis that they relate to the Group as a going concern and shall exclude any effect of the change of control or ownership of the Companies contemplated by this Agreement or any other effect of this Agreement.

3.2	The Deferred Consideration Accounts and the computation of Actual EBITDA shall be prepared in the format set out in Part 2 of this Schedule 12.

3.3	The provisions of this Schedule 12 and the line items comprising the 2012 Deferred Consideration Accounts and the 2013 Deferred Consideration Accounts shall be interpreted so as to avoid double counting (whether positive or negative) and/or omissions of any item.

4.	Preparation

4.1	The Deferred Consideration Accounts and the computation of Actual EBITDA shall be delivered to the Sellers by the Purchaser as soon as is practicable and:

4.1.1	(in the case of the 2012 Deferred Consideration Accounts) in any event, not later than 60 days after 31 March 2012; or

4.1.2	(in the case of the 2013 Deferred Consideration Accounts)in any event, not later than 60 days after 31 March 2013.

Prior to such delivery, the Purchaser shall, so far as is practicable, consult with the Sellers with a view to reducing the potential areas of future disagreement.

4.2	Each of the Sellers and the Purchaser shall co-operate with the other with regard to the preparation, review, agreement or determination of the Deferred Consideration Accounts and the computation of Actual EBITDA and shall, subject to reasonable notice, make available during normal office hours to the other and its representatives and accountants all books, records and working papers as the other Party(ies) may reasonably require. The Sellers and their advisers will also be granted reasonable access to personnel and premises of the Group for these purposes but at all times contact must be made by the Sellers via the Chief Financial Officer of the Purchaser (or his designee).

4.3	If the Sellers do not within 45 days of presentation to it of the Deferred Consideration Accounts and the computation of Actual EBITDA give notice to the Purchaser that it disagrees with any of the Deferred Consideration Accounts, the computation of Actual EBITDA or any item thereof, such notice stating the reasons for the disagreement in reasonable detail and specifying the adjustments which, in the Sellers’ opinion should be made to such Deferred Consideration Accounts and computation of Actual EBITDA (the “Sellers’ Deferred Disagreement Notice”), the Deferred Consideration Accounts shall be final and binding on the Parties for all purposes (including, for the avoidance of doubt, the computation of Actual EBITDA). In respect of all sums not in dispute as set out in the Sellers’ Deferred Disagreement Notice, the Deferred Consideration Accounts and the computation of Actual EBITDA shall be deemed agreed. If the Sellers give a Sellers’ Deferred Disagreement Notice within such 45 days, the Purchaser and the Sellers shall attempt in good faith to reach agreement in respect of which of the specific items disputed set out in the Sellers’ Deferred Disagreement Notice should be included in the Deferred Consideration Accounts and/or the computation of Actual EBITDA (the “Disputed Deferred Consideration Accounts”) and, if they are unable to do so within 14 days of such notification, the Purchaser or the Sellers may by notice to the other require that such items as remain in dispute be referred to the Deferred Reporting Accountants.

4.4	The Deferred Reporting Accountants shall be engaged jointly by the Sellers and the Purchaser on the terms set out in this Schedule 12 and otherwise on such terms as shall be agreed between the Sellers and the Purchaser in writing; provided that neither the Sellers nor the Purchaser shall unreasonably (having regard, inter alia, to the provisions of this Schedule 12) refuse its agreement to terms proposed by the Deferred Reporting Accountants or by the other Party(ies). If the terms of engagement of the Deferred Reporting Accountants have not been settled within 14 days of their identity having been determined (or such longer period as the Sellers and the Purchaser may agree in writing) then, unless the Sellers or the Purchaser is unreasonably refusing its agreement to those terms, those accountants shall be deemed never to have become the Deferred Reporting Accountants and new Deferred Reporting Accountants shall be selected in accordance with the provisions of this Agreement.

4.5	Except to the extent that the Sellers and the Purchaser agree otherwise, the Deferred Reporting Accountants shall determine their own procedure but:

4.5.1	apart from procedural matters and as otherwise set out in this Agreement shall determine only those items set out in the Sellers’ Deferred Disagreement Notice which have not been agreed by the Parties and whether these should be included in the Disputed Deferred Consideration Accounts in order to correct the relevant inaccuracy in it;

4.5.2	shall apply the principles set out in paragraphs 1 to 3 herein;

4.5.3	shall make their determination pursuant to paragraph 4.5.1 as soon as is reasonably practicable and in any event within 20 days from their appointment; and

4.5.4	the procedure of the Deferred Reporting Accountants shall:

(i)	give the Sellers and the Purchaser a reasonable opportunity to make written representations to them;

(ii)	require that the Deferred Reporting Accountants supply the Parties with a copy of any written representations made by any Party and allow each Party to comment on the other’s written representations; and

(iii)	for the avoidance of doubt, the Deferred Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.

4.6	The determination of the Deferred Reporting Accountants pursuant to paragraph 4.5.1 shall:

4.6.1	be made in writing; and

4.6.2	unless otherwise agreed in writing by the Sellers and the Purchaser, include reasons for each relevant determination.

4.7	The Deferred Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the Parties save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Deferred Reporting Accountants for correction). In particular, without limitation, their determination shall be deemed to be incorporated into the Disputed Deferred Consideration Accounts and the computation of the Actual EBITDA.

4.8	The proportion of expenses (including VAT) of the Deferred Reporting Accountants borne by the Purchaser shall be the same proportion as the items ruled in the Sellers’ favour compared to the total items disputed by the Sellers. The remaining expenses (including VAT) of the Deferred Reporting Accountants shall be borne by the Sellers.

4.9	The Sellers and the Purchaser shall co-operate with the Deferred Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, without limitation, the Purchaser shall keep up-to-date and, subject to reasonable notice, make available during normal office hours to the Deferred Reporting Accountants and the Sellers all books, working papers and records relating to the Group as the Deferred Reporting Accountants may reasonably request during the period from the appointment of the Deferred Reporting Accountants down to the making of the relevant determination.

4.10	Nothing in paragraph 4 shall entitle a Party or the Deferred Reporting Accountants access to any information or document which is protected by legal professional privilege or litigation privilege, provided that neither the Sellers nor the Purchaser shall be entitled to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

Schedule 12

Part 2

Appendix

In witness whereof this Agreement has been entered into on the date stated at the beginning.

THE SELLERS	}/s/ Lim Chuang
SIGNED by LIM CHUANG
for and on behalf of
SINGAPORE FOOD INDUSTRIES PTE. LTD.
in the presence of:

/s/ Thomas Choo
Witness’s signature
Name: Thomas Choo
Address:

SIGNED by LIM CHUANG	}/s/ Lim Chuang
for and on behalf of
SINGAPORE FOOD DEVELOPMENT PTE LTD
in the presence of:

/s/ Thomas Choo
Witness’s signature
Name: Thomas Choo
Address:

THE PURCHASER
SIGNED by Ira Lamel	}
for and on behalf of
HAIN FROZEN FOODS UK LIMITED		/s/ Ira Lamel
in the presence of:
/s/ Denise Faltischek
Witness’s signature
Name: Denise Faltischek
Address:

THE GUARANTOR
SIGNED, SEALED and DELIVERED by	}
Ira Lamel
for and on behalf of
THE HAIN CELESTIAL GROUP, INC.		/s/ Ira Lamel
in the presence of:

/s/ Denise Faltischek
Witness’s signature
Name: Denise Faltischek
Address: